Exhibit 10.1

This Amended and Restated Loan and Security Agreement has been filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations and warranties of the parties in this Agreement were made to, and solely for the benefit of, the other parties to this Agreement. The assertions embodied in the representations and warranties may be qualified by information included in other materials exchanged by the parties that may modify or create exceptions to the representations and warranties. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

dated as of June 30, 2022

among

UMB BANK, N.A.,
as Lender

and

ITTELLA INTERNATIONAL, LLC, and

each Affiliate thereof that may from time to time become a Borrower hereunder,

as Borrowers

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TABLE OF CONTENTS

EXHIBITS AND SCHEDULES

EXHIBIT A	Borrowing Base Certificate
EXHIBIT B	Compliance Certificate
EXHIBIT C	Suretyship Provisions and Waivers

Schedule 1.1	Tort Claims
Schedule 5.1(a)	Organization; Power; Qualification
Schedule 5.1(c)	Subsidiaries, Parents and Affiliates; Capitalization
Schedule 5.1(i)	Debt and Guarantees
Schedule 5.1(j)	Litigation
Schedule 5.1(m)	ERISA
Schedule 5.1(p)	Locations of Inventory and Equipment
Schedule 5.1(q)	Place of Business
Schedule 5.1(r)	Corporate and Fictitious Names; Trade Names
Schedule 5.1(s)	Intellectual Property
Schedule 5.1(w)	Deposit Accounts
Schedule 5.1(y)	Material Agreements
Schedule 9.3	Permitted Indebtedness
Schedule 9.4	Permitted Liens

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of June 30, 2022, is executed by and among umb bank, n.a. (together with its successors and assigns, “Lender”), ITTELLA INTERNATIONAL, LLC, a California limited liability company (“Ittella” each Affiliate of Ittella that may from time to time become a Borrower hereunder, together with Ittella, collectively, “Borrowers” and each, a “Borrower”).

RECITALS

WHEREAS, Lender and Ittella are parties to a Loan and Security Agreement, dated as of September 25, 2017 (as amended from time to time, the “Prior Loan Agreement”);

WHEREAS, this Agreement amends, restates and supersedes the Prior Loan Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the capitalized terms set forth below shall have the definitions assigned to such terms below:

“Acceptable Logistics Provider” means any customs broker, carrier or non-vessel operating common carrier which has its principal assets, place of organization and place of business in the United States, which is reasonably acceptable to Lender, with whom Lender has entered into an Imported Goods Agreement, and which has not asserted any adverse claim or Lien against any inventory of Borrower.

“Account Debtor” means a Person who is obligated on an account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Adjusted Availability” means Availability plus an amount sufficient so that no trade payables or taxes are overdue (provided, that for purposes of this clause, trade payables shall be deemed overdue if payment has not been made by Borrower thereon within 60 days of invoice date), and plus an amount sufficient to pay all book overdrafts.

“Affiliate” means, with respect to a specified Person, (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, and (b) any officer or director of such Person.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” has the meaning prescribed for such term in the preamble paragraph of this Agreement.

“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which a Loan Party or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation of a Governmental Authority or determination of a court or binding arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Availability” means, as of any date, the positive difference between (a) the lesser of (i) the Revolving Facility Limit minus any outstanding Letter of Credit Obligations and outstanding FX Obligations or (ii) the Borrowing Base minus any outstanding Letter of Credit Obligations and outstanding FX Obligations and (b) the outstanding principal amount of the Revolving Loans on such date.

“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Subsidiaries by UMB:  (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) lockboxes, or (f) any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to UMB irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising in connection with Bank Products, and (b) all amounts that Lender is obligated to pay to UMB as a result of Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, UMB with respect to the Bank Products provided by UMB to a Loan Party or its Subsidiaries.

“Bankruptcy Code” means Title 11 of the United States Code.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Lender.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which a Person or any Related Company is, or within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA, including such plans as may be established after the date hereof.

“Borrower” and “Borrowers” have the meaning prescribed for such terms in the preamble paragraph of this Agreement.

“Borrowing Base” means, as of any date of determination, an amount equal to:

(a) ninety percent (90%) (or such lesser percentage as Lender may in its sole and absolute discretion determine from time to time) of the Net Amount of Eligible Accounts; plus

(b) the least of:

(i) the sum of:

(A) fifty percent (50%) (or such lesser percentage as Lender may in its sole and absolute discretion determine from time to time) of the Net Amount of Eligible Inventory; plus

(B) forty-five percent (45%) (or such lesser percentage as Lender may in its sole and absolute discretion determine from time to time) of the Net Amount of Eligible In-Transit Inventory;

(ii) $10,000,000; or

(iii) fifty percent (50%) of the aggregate amount of Revolving Loans outstanding, minus

(c) the sum of all Reserves.

Without limiting Lender’s discretion to implement other Reserves, Lender shall institute Reserves with respect to Eligible Accounts in the event that dilution exceeds 1.00% such that the advance rate shall be reduced by 1.00% for each percentage of dilution in excess of 1.00% and Lender shall institute Reserves in the amount of any Producer Payables.

“Borrowing Base Certificate” means a certificate in the form of Exhibit A attached hereto or otherwise in a form acceptable to Lender.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in Los Angeles, California, are authorized or required by law to remain closed, or is a day when Lender is otherwise closed.

“Capital Expenditures” means, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets that are required to be capitalized in accordance with GAAP.

“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means Debt represented by obligations under a Capitalized Lease, and the amount of such Debt shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, (a) Tattooed Chef shall cease to beneficially own and control at least one hundred percent (100%) on a fully diluted basis of the economic and voting interests in the Equity Interests of Parent, (b) Parent shall cease to beneficially own and control at least eighty percent (80%) on a fully diluted basis of the economic and voting interests in the Equity Interests of Borrower, (c) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) other than Tattooed Chef (i) shall have acquired beneficial ownership of twenty percent (20%) or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Borrower or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of Borrower, (d) Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests in each of its Subsidiaries (if any), or (e) any “change of control” or similar event under any Subordinated Debt shall occur.

“Closing Date” means the date on which all such conditions precedent set forth in Article IV have been satisfied or waived in writing by Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means and includes all of each Loan Party’s now owned or hereafter acquired assets, whether tangible or intangible, including without limitation all of such Loan Party’s right, title and interest in and to each of the following, wherever located and whether now existing or hereafter arising or acquired: (1) all accounts, (2) all inventory, (3) all equipment and fixtures, (4) all contract rights, (5) all farm products, (6) all general intangibles, including without limitation payment intangibles and software, (7) all Intellectual Property, (8) all securities accounts, deposit accounts, cash, money, drafts, certificates of deposit, and general and special deposits, (9) all investment property and financial assets (other than margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), (10) all instruments, (11) all chattel paper, including without limitation, electronic chattel paper, (12) all goods and all accessions thereto, (13) all healthcare-insurance receivables, (14) all leases, (15) all reporting obligations, (16) all documents, (17) all letter of credit rights, (18) all insurance and certificates of insurance pertaining to any and all items of Collateral, (19) all books and records, (20) all files, correspondence, computer programs, tapes, disks and related data processing software and other media which contain information identifying or pertaining to any of the Collateral or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof, (21) all cash deposited with any Affiliate of Lender, (22) all commercial tort claims, including, without limitation, those described on Schedule 1.1 hereto, if any, and (23) any and all products and cash and non-cash proceeds of the foregoing (including, but not limited to, any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form; provided, however, that “Collateral” shall not include the Excluded Property.

“Collections Account” means a deposit account maintained with a depository institution acceptable to Lender, which is subject to a deposit account control agreement, in form and substance satisfactory to Lender, granting Lender sole control and dominion over such deposit account, or, if applicable, the special account maintained with UMB in the name of Lender, for the benefit of Borrowers, over which Lender alone has the power of withdrawal.

“Compliance Certificate” has the meaning prescribed to such term in Section 8.2.

“Concentration Limit” means 20% of all accounts of Borrower deemed Eligible Accounts; provided, however, as it relates solely to accounts of Borrower (a) from Trader Joes, Walmart and Sam’s Club, the Concentration Limit means 50%, (b) from Aldi, the Concentration Limit means 45% (c) from UNFI, the Concentration Limit means 30%, and (d) from Whole Foods, the Concentration Limit means 25%.

“Contingent Liability” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Liabilities shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Liability) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Contract Rate” means a per annum rate equal to the sum of the Daily Adjusting Term SOFR Rate in effect from time to time plus 3.00%.

“Cross Aging Percentage” means 35% of the aggregate balance of all accounts owing by a particular Account Debtor.

“Daily Adjusting Term SOFR Rate” means, for any day, the rate per annum equal to the Term SOFR Rate. The Daily Adjusting Term SOFR Rate shall be adjusted on a daily basis; provided that, if such rate is not published on such determination date then the rate will be the Term SOFR Rate on the first Business Day immediately prior thereto. The determination of the Daily Adjusting Term SOFR Rate by Lender shall be conclusive in the absence of manifest error.

“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all obligations of such Person under any swap or hedging contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services, including earn-outs (other than trade accounts payable arising in the ordinary course of business not past due for more than 90 days);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all purchase money indebtedness and Capitalized Leases;

(g) all liabilities in respect of a Sale and Leaseback Transaction;

(h) all Disqualified Equity Interests, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or of Debt into which such Disqualified Equity Interests are convertible or exchangeable) and the (ii) the maximum liquidation preference of such Disqualified Equity Interests; and

(i) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

“Default” means any of the events specified in Section 10.1 that, with the passage of time or giving of notice or both, would constitute an Event of Default.

“Default Rate” means the applicable Contract Rate plus 3.00% per annum.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security of other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to six months after the Maturity Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to six months after the Maturity Date, (e) provides the holders of such Equity Interest thereof with any rights to receive any cash upon the occurrence of a change of control prior to six months after the date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (f) is prohibited by the terms of this Agreement.

“Division” means an action or series of actions taken under Applicable Law pursuant to which a limited liability company divides itself into two or more limited liability companies and allocates its assets among the resulting limited liability companies.

“Dollar” and “$” means freely transferable United States dollars.

“Eligible Accounts” means all accounts of a Borrower which are deemed by Lender in the exercise of its sole and absolute discretion to be eligible for inclusion in the calculation of the Borrowing Base. In no event shall Eligible Accounts include the following:

(a) accounts (i) which are due and payable within 30 days and which remain unpaid more than 90 days past their original invoice dates, (ii) which are due and payable within 15 days and which remain unpaid more than 45 days past their original invoice dates, (iii) which are due and payable within 10 days and which remain unpaid more than 30 days past their original invoice dates;

(b) accounts which are not due and payable within 30 days after their original due dates;

(c) accounts owing by a single Account Debtor if more than the Cross Aging Percentage of such accounts is ineligible pursuant to clauses (a) or (b) above;

(d) accounts with respect to which the Account Debtor is an Affiliate of a Borrower;

(e) accounts with respect to which the obligation of payment by the Account Debtor is or may be conditional for any reason whatsoever including, without limitation, accounts arising with respect to goods that were (i) not sold on an absolute basis, (ii) sold on a bill and hold sale basis, (iii) sold on a consignment sale basis, (iv) sold on a guaranteed sale basis, (v) sold on a sale or return basis, or (vi) sold on the basis of any other similar understanding;

(f) accounts with respect to which the Account Debtor is not a resident or citizen of, or otherwise located in, the United States of America or with respect to which the Account Debtor is not subject to service of process in the United States of America;

(g) accounts with respect to which the Account Debtor is the United States of America or any other federal governmental body unless such accounts are duly assigned to Lender in compliance with all applicable governmental requirements (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable);

(h) accounts with respect to which any Borrower is or may be liable to the Account Debtor in any way, or which is subject to any right of setoff or recoupment, or if the Account Debtor thereon has disputed liability or made any claim with respect to any other account due from such Account Debtor;

(i) accounts owed by an Account Debtor, to the extent the amount owing thereon, exceeds the credit limit extended to such Account Debtor by any Borrower;

(j) accounts evidenced by a promissory note or other instrument or by chattel paper;

(k) accounts arising out of a sale not made in the ordinary course of any Borrower’s business;

(l) accounts with respect to which any of the following events has occurred as to the Account Debtor on such account: death or judicial declaration of incompetency, if the Account Debtor is an individual, the filing of any petition for relief under the Bankruptcy Code or similar proceeding, a general assignment for the benefit of creditors, the appointment of a receiver or trustee, application or petition for dissolution, the sale or transfer of all or any material part of the assets or the cessation of the business as a going concern;

(m) accounts with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the applicable Account Debtor or accounts with respect to which the services performed giving rise thereto have not been completed and accepted as satisfactory by the applicable Account Debtor;

(n) accounts that are not invoiced within 3 days after the shipment and delivery to and acceptance by said Account Debtor of the goods giving rise thereto or the performance of the services giving rise thereto by the applicable Account Debtor;

(o) accounts that are not invoiced within the period specified in the contract giving rise thereto or, with respect to such contract, pursuant to a documented change request of the applicable Borrower;

(p) accounts that are not subject to a first priority perfected security interest in favor of Lender;

(q) that portion of an account balance owed by a single Account Debtor which exceeds the Concentration Limit;

(r) accounts with respect to which the Account Debtor is located in any state that requires a Borrower to qualify to do business in such state or to file a business activities report or similar report in order to permit a Borrower to seek judicial enforcement in such state of payment of such account, unless such Borrower is qualified to do business in such state or is in compliance with any such filing requirements;

(s) accounts which represent a progress billing;

(t) any account which has been bonded or become subject to a suretyship or other similar arrangement or relates to services for which a performance, surety or completion bond or similar assurance has been issued;

(u) accounts with respect to which there exists any Lien in favor of any Person other than Lender, unless such Lien has been fully and unconditionally subordinated to Lender’s security interest pursuant to a written agreement in form and substance acceptable to Lender;

(v) accounts representing funds paid by vendors of any Borrower in connection with promotion of such vendors’ brands;

(w) accounts which are owed in any currency other than Dollars; and

(x) accounts that Lender, in its sole and absolute discretion, has determined to be ineligible.

“Eligible In-Transit Inventory” means, as at any date of determination, inventory owned by a Borrower that would otherwise constitute Eligible Inventory except that it has been purchased by a Borrower and is in-transit from a vendor from a location outside the United States (a “Vendor”) to a Borrower or a location designated by a Borrower that is in the United States, but only if:

(a) under the terms of the contract, title and risk of loss with respect to such inventory has passed to such Borrower on or before such date;

(b) such Borrower is not in default of any of its obligations to the Vendor thereof (whether related to such inventory or otherwise), and such Vendor does not have any right on such date, under Applicable Law or pursuant to any document relating to the sale of such inventory, to reclaim, divert the shipment of, reroute, repossess, stop delivery of or otherwise assert any Lien rights or title retention with respect to such inventory or, if Lender requires in its discretion, such Vendor has entered into a Vendor Agreement in favor of Lender;

(c) all inspection or other requirements of law in the country of origin that are applicable to such inventory and are a prerequisite to the shipment thereof have been satisfied;

(d) such inventory is fully insured by such Borrower in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Lender (including marine cargo insurance) and in respect of which Lender has been named as sole lender loss payee pursuant to a loss payable endorsement satisfactory to Lender;

(e) such inventory complies in all material respects with all United States laws concerning safety and other similar laws applicable to such inventory;

(f) such inventory is in the possession of a common carrier, which is not an Affiliate of such Vendor or Borrowers;

(g) such inventory is evidenced by a tangible negotiable bill of lading issued by such carrier to the order of Borrower (or, if otherwise required by Lender, to the order of Lender) which covers only such inventory, which bears a conspicuous notation on its face of Lender’s security interest therein (unless such bill of lading is issued to the order of Lender), and which is otherwise in form and substance satisfactory to Lender; and

(h) all original counterparts of the bill of lading covering such inventory are in the United States and are in the possession of Lender or an Acceptable Logistics Provider.

“Eligible Inventory” means, as at any date of determination, all inventory owned by and in the possession of any Borrower and located in the United States of America that are deemed by Lender, in its sole and absolute discretion, to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the generality of the foregoing, unless otherwise agreed by Lender, the following is not Eligible Inventory:

(a) work-in-process;

(b) finished goods which do not meet the specifications of the purchase order for such goods;

(c) inventory with respect to which Lender does not have a valid, first priority and fully perfected Lien;

(d) inventory with respect to which there exists any Lien in favor of any Person other than Lender or which has been consigned to a Borrower;

(e) packaging and shipping materials, products and labels;

(f) inventory that is slow-moving or obsolete or returned or repossessed or used goods taken in trade;

(g) inventory consisting of sub-assemblies;

(h) inventory produced in violation of the Fair Labor Standards Act, in particular provisions contained in Title 29 U.S.C. 215 (a)(i);

(i) customer-supplied inventory;

(j) inventory that is subject to any license or other agreement that limits, conditions, or restricts a Borrower’s or Lender’s right to sell or otherwise dispose of such inventory or is the subject of a claim that a Borrower’s use, marketing, sale, or distribution thereof violates the ownership, patent, copyright, trademark, or other rights of a Person other than such Borrower;

(k) inventory that is in transit or located at a location for which Lender does not have a valid landlord’s or warehouseman’s waiver or subordination on terms and conditions acceptable to Lender in its sole and absolute discretion and inventory located at any location other than those listed on Schedule 5.1(p); and

(l) inventory that Lender, in its sole and absolute discretion, has determined to be ineligible.

“Environmental Laws” means all federal, state, local and foreign laws now or hereafter in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, notices or demand letters issued, entered, promulgated or approved thereunder.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time, and any successor statute, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” means any of the events specified in Section 10.1.

“Excluded Property” means (a) any lease, license or contract to which a Loan Party is a party, or any license, consent, permit, variance, certification, authorization or approval of any governmental authority (or any person acting on behalf of a governmental authority) of which a Loan Party is the owner or beneficiary, or any of its rights or interests thereunder, if and for so long as the grant of a security interest therein shall constitute or result in (i) the abandonment, invalidation or unenforceability of the right, title or interest of such Loan Party therein or (ii) a breach or termination pursuant to the terms of, or a default under, such lease, license or contract or such license, consent, permit, variance, certification, authorization or approval (other than, in the case of clauses (i) and (ii), to the extent that any such term would be rendered ineffective pursuant to Section 9.406, 9.407, 9.408 or 9.409 of the UCC or any other Applicable Law or principles of equity) and (b) any intent-to-use trademark application prior to the filing and acceptance of evidence of the use of such trademark in interstate commerce to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under Applicable Law; provided that (x) no accounts, inventory or other Collateral at any time included in the Borrowing Base shall be Excluded Property and (y) if any Excluded Property would otherwise constitute Collateral, then, immediately upon such property ceasing to constitute Excluded Property for any reason, such property shall be deemed at all times from and after the date thereof to constitute Collateral.

“Financial Statements” means, (a) with respect to financial statements dated as of a date prior to the Closing Date, (i) the balance sheet of Reporting Parties for the fiscal year ended December 31, 2021 and the related statements of profit and loss and cash flows for the year ended on such date, audited by independent public accountants, and (ii) the unaudited balance sheet of Reporting Parties as of April 30, 2022, and the related statements of profit and loss and cash flows for the 4-month period then ended, and (b) with respect to financial statements dated after the Closing Date, the financial statements delivered to Lender pursuant to Section 8.1(a) and Section 8.1(b), respectively.

“Floor” means a percentage equal to 0.00% per annum.

“FX Obligations” means, if any (a) the obligations of Borrower to Lender under any foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options or any other similar transactions or any combination of any of the foregoing, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, including any such obligations or liabilities under any such master agreement.

“GAAP” means generally accepted accounting principles and practices consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guaranteed Obligations” has the meaning prescribed to such term in Section 13.1(a).

“Guarantor” and “Guarantors” means each Person that guarantees the payment and performance of any of the Obligations. There are no Guarantors as of the Closing Date.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indemnified Party” has the meaning prescribed to such term in Section 11.8.

“Intellectual Property” means, as to any Person, all of such Person’s then owned and existing and future acquired or arising patents, patent rights, copyrights, works which are the subject of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all rights to sue for past, present and future infringements of any of the foregoing.

“Intercompany Indebtedness” means Debt owing to (or from) a Loan Party from (or to) another Loan Party.

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any Debt or Equity Interest, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business and consistent with historical practices) or by making an Acquisition.

“LC Agreement” has the meaning prescribed to such term in Section 2.7(g).

“Lender” has the meaning prescribed for such term in the preamble paragraph of this Agreement.

“Lender’s Office” means the office of Lender located at South Grand Avenue, Suite 2200, Los Angeles, California 90071, Attention: Portfolio Manager, or such other office as Lender may designate from time to time.

“Letter of Credit” has the meaning prescribed to such term in Section 2.7(a).

“Letter of Credit Fee” has the meaning prescribed to such term in Section 3.2(i).

“Letter of Credit Indemnified Party” and “Letter of Credit Indemnified Parties” have the meanings prescribed to such terms in Section 2.7(f)(i).

“Letter of Credit Issuer” means UMB, any Affiliate of UMB, or any replacement issuer consented to by Lender an Borrower (such consent not to be unreasonably withheld).

“Letter of Credit Obligations” means, as of any date of determination, the sum of (a) the aggregate undrawn face amount of all Letters of Credit, plus (b) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.

“Letter of Credit Subfacility” means $1,000,000.00.

“Lien” means, with respect to any Person, any security interest, chattel mortgage, charge, mortgage, deed to secure Debt, deed of trust, lien, pledge, Capitalized Lease, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind in respect of any property of such Person or upon the income or profits therefrom.

“Liquidity” means Adjusted Availability plus cash deposits held at UMB Bank.

“Loan Documents” means, collectively, this Agreement, each agreement or document now or hereafter executed and delivered by any Person to evidence, guarantee or secure the Obligations or Guaranteed Obligations, and each other instrument, agreement and document now or hereafter executed and delivered in connection with this Agreement or the Loans and Letters of Credit.

“Loan Parties” means, collectively, each Borrower and each Subsidiary that is or may become a party to this Agreement from time to time as a “Guarantor”.

“Loans” means all loans and other advances made to Borrowers in connection with this Agreement, including, without limitation, the Revolving Loans.

“Lockbox” means a U.S. Post Office Box(es) established for the receipt of proceeds of Collateral pursuant to an agreement in form and substance satisfactory to Lender.

“Material Adverse Change” means any act, omission, event or undertaking which would, singly or in the aggregate, have a materially adverse effect upon (a) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of any Loan Party or any of its Subsidiaries, (b)  the ability of any Loan Party to perform any obligations under this Agreement or any other Loan Document to which it is a party, or (c) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document or the ability of Lender to enforce any rights or remedies under or in connection with any Loan Document.

“Material Agreement” means each other contract or agreement to which any Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” means September 30, 2023.

“Maximum Rate” means the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the Loans under the laws which are presently in effect of the United States and the State of California applicable to Lender and such Debt or, to the extent permitted by law, under Applicable Law of the United States and the State of California which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allows.

“Minimum Outstanding Differential” has the meaning prescribed to such term in Section 3.2(g).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which a Loan Party or a Related Company is required to contribute or has contributed within the immediately preceding 6 years.

“Net Amount” means (a) with respect to Eligible Accounts at any time, the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed and (b) with respect to Eligible Inventory at any time, the lesser of cost value or market value thereof, determined in a manner acceptable to Lender, and excluding any portion of cost attributable to intercompany profit among Loan Parties and their Affiliates.

“Net Income” or “Net Loss” means, with respect to any Person, the net income or net loss of such Person for the period in question (after provision for income taxes) determined in accordance with GAAP, provided that the impact of any extraordinary gains, determined in accordance with GAAP (prior to the effectiveness of FASB ASU 2015-01), shall be excluded from the determination of “Net Income” and “Net Loss.”

“Non-Financed Capital Expenditures” means Capital Expenditures that are made with funds other than funds obtained from a seller of the capital assets, by a lender, lessor or another financial institution, including, without limitation, Lender, for the specific purpose of making such Capital Expenditure; provided, however, that Capital Expenditures funded from advances under the Revolving Loans shall be considered Non-Financed Capital Expenditures.

“Obligations” means (a) all Loans, Letters of Credit or other advances made by Lender or Letter of Credit Issuer to any Borrowers pursuant to this Agreement or otherwise, (b) all future advances or other value, of whatever class or for whatever purpose, at any time hereafter made or given by Lender to any Borrower, whether or not the advances or value are given pursuant to a commitment and whether or not such Borrower is indebted to Lender at the time of such advance; (c) any and all other Debts, liabilities and obligations of every kind and character of any Borrower to Lender or Letter of Credit Issuer, whether now or hereafter existing, and regardless of whether such present or future Debts, liabilities or obligations are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, and regardless of whether such present or future Debts, liabilities or obligations may, prior to their acquisition by Lender or Letter of Credit Issuer, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by Lender or Letter of Credit Issuer in a transaction with one other than a Loan Party (it being contemplated that Lender and Letter of Credit Issuer may make such acquisitions from others), howsoever such Debts, liabilities or obligations shall arise or be incurred or evidenced; (d) any and all other Debts, liabilities and obligations of every kind and character of any Borrower to any Affiliate of Lender, whether now or hereafter existing, and regardless of whether such present or future Debts, liabilities or obligations are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, and regardless of whether such present or future Debts, liabilities or obligations may, prior to their acquisition by such Affiliate, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by such Affiliate in a transaction with one other than a Borrower (it being contemplated that Affiliates of Lender may make such acquisitions from others), howsoever such Debts, liabilities or obligations shall arise or be incurred or evidenced; (e) interest on all of the Debts, liabilities and obligations set forth above (including interest accruing after the filing of any bankruptcy or similar petition); (f) all Bank Product Obligations; (g) all FX Obligations, (h) all outstanding Protective Advances; (i) all costs, fees and expenses payable by any Borrower to Lender, Letter of Credit Issuer or any Affiliate of Lender pursuant to any of the Loan Documents; and (i) any and all renewals, extensions, modifications and increases of the Debts, liabilities and obligations set forth above, or any part thereof.

“Operating Lease” means any lease (other than a lease constituting a Capitalized Lease) of real or personal property determined in accordance with GAAP.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Permitted Debt” means (a) the Obligations, (b) Debt constituting purchase money indebtedness or Capitalized Lease Obligations in aggregate amount outstanding not to exceed $1,000,000, (c) the Subordinated Debt, and (d) Debt existing on the Closing Date and described on Schedule 9.3 attached hereto and made a part hereof.

“Permitted Distribution” means a dividend or distribution by a Borrower to Tattooed Chef to fund Acquisitions or Capital Expenditures by Tattooed Chef or its Subsidiaries; provided, that prior to making any such dividend or distribution, Borrowers shall have submitted to Lender: (a) a Borrowing Base Certificate demonstrating that after giving effect to such dividend or distribution, Borrowers’ Liquidity is not less than $20,000,000, and (b) a Compliance Certificate certifying that (i) no Event of Default has occurred and is continuing after giving effect to such payments, (ii) all representations and warranties are true and correct as of the date of such payments.

“Permitted Investments” means Investments of Loan Parties in (a) negotiable certificates of deposit issued by any commercial bank having capital and surplus in excess of $100,000,000, and (b) any direct obligation of the United States of America or any agency or instrumentality thereof which has a remaining maturity at the time of repurchase of not more than one year and repurchase agreements relating to the same.

“Permitted Liens” means: (a) Liens which constitute purchase money security interests in fixed assets securing debt incurred for the purpose of financing all or any part of the cost of acquiring such fixed assets or arise in connection with Capitalized Leases (and attaching only to the property being purchased or leased), in each case, permitted under clause (a) of the definition of Permitted Debt; provided that any such Lien attaches to such property within 15 days of the acquisition thereof and attaches solely to the property so acquired or leased, (b) Liens in favor of Lender, (c) Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, but (i) in all cases, only if payment shall not at the time be past due unless such payment is being Properly Contested, and (ii) in the case of warehousemen or landlords controlling locations where inventory is located, only if such Liens have been waived or subordinated to the security interest of Lender in a manner satisfactory to Lender, (d) Producer’s Liens to the extent disclosed in the manner required by this Agreement and to the extent such liens do not secure Producer Payables more than 10 days past the applicable invoice date, and (d) the Liens existing on the Closing Date and described on Schedule 9.4 attached hereto and made a part hereof.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Prime Rate” means, on any date of determination, the greater of (a) the Floor and (b) the rate per annum published from time to time by The Wall Street Journal as the base rate for corporate loans at large commercial banks (or if more than one such rate is published, the higher or highest of the rates so published). If such rate is no longer published by The Wall Street Journal, then Lender shall, in its sole and absolute discretion, substitute the base or prime rate for corporate loans at a large commercial bank for the base rate published in The Wall Street Journal. Such rate may not necessarily be the lowest or best rate actually charged to any customer of such commercial bank. Any change in the Prime Rate shall become effective on the day of such change. The determination of the Prime Rate by Lender shall be conclusive in the absence of manifest error.

“Producer’s Lien” means any agricultural producer’s lien, statutory trust (including, without limitation, the statutory trust created by the Perishable Agricultural Commodities Act, as amended) or similar security arrangements that secure the payment of any amounts owed from time to time by Borrower to any Person (including, without limitation, producers, suppliers, sellers and their agents) on account of the purchase price of agricultural products or services.

“Producer Payables” means accounts payable with are subject to a Producer’s Lien.

“Properly Contested” means, with respect to any obligation of any Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or such Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Change, nor could reasonably be expected to result in forfeiture or sale of any assets of such Loan Party; and (e) no Lien is imposed on assets of such Loan Party, unless bonded and stayed to the satisfaction of Lender.

“Protective Advance” has the meaning prescribed to such term in Section 11.19.

“Related Company” means, as to any Person, any (a) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person or any corporation described in clause (a) above or any partnership, trade or business described in clause (b) above.

“Remaining Letter of Credit Obligations” has the meaning prescribed to such term in Section 2.7(f)(vi).

“Reporting Parties” means Tattooed Chef and its consolidated Subsidiaries.

“Reserve” means, as of any date of determination, an amount from time to time established by Lender in its sole and absolute discretion as a reserve in reduction of the Borrowing Base in respect of contingencies or other potential factors (such as, without limitation, rebates, sales taxes, property taxes, installation and delivery expenses, and warranties) which could adversely affect or otherwise reduce the anticipated amount of timely collections in payment of Eligible Accounts or the value (whether at cost, market or orderly liquidation value) of Eligible Inventory, which could affect the enforceability, perfection or priority of Lender’s Lien on the Collateral or which does or would with notice or passage of time or both, constitute an Event of Default. The “Reserve”, if any from time to time, does not represent cash funds.

“Restricted Payments” means, with respect to any Person, (a) the retirement, redemption, purchase, or other acquisition for value of any Equity Interests issued by such Person, (b) the declaration or payment of any dividend or distribution on or with respect to any Equity Interests (excluding distributions made solely in shares of stock of the same class) or any other payment by such Person in respect of Equity Interests, (c) any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Debt which ranks junior to the payment, or as to the distribution of assets upon any liquidation, dissolution or winding up of such Person to the Obligations, whether as a matter of contract or law, (d) the payment by any Person of the principal amount of or interest on any Debt (other than trade payables incurred in the ordinary course of business) owing to an Affiliate of such Person, or (e) the payment of any management fees or similar fees to any Person, including, without limitation, any holders of its Equity Interests or any Affiliate thereof.

“Revolving Facility Limit” means $25,000,000.00.

“Revolving Loan” has the meaning prescribed to such term in Section 2.1.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease from such Person, such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other Governmental Authorities with jurisdiction over any Loan Party or any of its Subsidiaries.

“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-Specially Designated Nationals List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

“Schedule of Accounts” means a schedule delivered by Borrowers to Lender pursuant to the provisions of Section 8.3(a).

“Schedule of Inventory” means a schedule delivered by Borrowers to Lender pursuant to the provisions of Section 8.3(c).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, when used in connection with any Person, that such Person has assets of a fair value which exceeds the total liabilities of such Person and which exceeds the amount required to pay its Debts (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured, and that such Person is able to, and anticipates that it will be able to, meet its Debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged, and when used in connection with any Loan Party, that all of the foregoing requirements are true after given effect to the transactions contemplated hereby, and that such Loan Party will not be rendered insolvent by the execution and delivery of the Loan Documents or by completion of the transactions contemplated hereunder or thereunder.

“Subordinated Debt” means Debt owing by a Loan Party to a third Person that has been (a) approved in writing by Lender at its sole option and (b) subordinated to the payment of the Obligations pursuant to a written subordination agreement executed by Lender and the holder of such Debt containing terms acceptable to Lender in its sole and absolute discretion.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other legal entity in which that Person directly or indirectly owns or controls the shares of Equity Interests having ordinary voting power to elect a majority of the board of directors (or appoint a majority of other comparable managers) of such corporation, partnership, limited liability company, or other legal entity.

“Supporting Letter of Credit” has the meaning prescribed to such term in Section 2.7(f)(vi).

“Tattooed Chef” means Tattooed Chef, Inc., a Delaware corporation.

“Termination Event” means (a) a “Reportable Event” as defined in Section 4043 of ERISA, but excluding any such event as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code, (b) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA, or (c) the institution of proceedings to terminate a Benefit Plan by the PBGC under Section 4042 of ERISA or the appointment of a trustee to administer any Benefit Plan.

“Term SOFR Rate” means, on any date of determination, the greater of (a) the Floor and (b) the 1 Month Term SOFR published by CME Group Benchmarks Administration Limited (or a successor administrator designated by the relevant authority) as reported on Bloomberg Screen SR1M or other similar service selected by Lender.  The determination of the Term SOFR Rate by Lender shall be conclusive in the absence of manifest error. Notwithstanding the foregoing, at no time shall the Term SOFR Rate be less than the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.9, in the event that a Benchmark Replacement with respect to the Term SOFR Reference Rate is implemented, then all references herein to Term SOFR Rate shall be deemed references to such Benchmark Replacement

“Term SOFR Reference Rate” means the forward-looking term rate based on 3-month SOFR.

“Trigger Event” means any date on which (a) an Event of Default has occurred, or (b) Borrower’s Liquidity is less than $20,000,000.00.

“Trigger Period” means the period following the occurrence and during the continuance of a Trigger Event.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California, including without limitation, any amendments thereto which are effective after the date hereof or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“UMB” means UMB Bank, N.A., a national banking association.

“Unfunded Vested Liabilities” means the amount (if any) by which (i) the actuarial present value of accumulated benefits under a Benefit Plan which are vested exceeds (ii) such Benefit Plan’s net assets available for benefits (all as determined in connection with the filing of Loan Parties’ most recent Annual Report on Form 5500) but only to the extent such excess would, if such Benefit Plan were to terminate as of such date, represent a liability of a Loan Party or any ERISA Affiliate to the PBGC under Title IV of ERISA. In each case the foregoing determination shall be made as of the most recent date prior to the filing of said Annual Report as of which such actuarial present value of accumulated Benefit Plan benefits is determined.

“Unused Letter of Credit Subfacility” means, as of any date of determination, an amount equal to (i) the Letter of Credit Subfacility minus (ii) the Letter of Credit Obligations.

Section 1.2 UCC Terms. Terms defined in the UCC (such as, but not limited to, accounts, chattel paper, commercial tort claims, contract rights, deposit account, documents, electronic chattel paper, equipment, financial assets, fixtures, general intangibles, goods, instruments, investment property, inventory, proceeds, security, security certificates and tangible chattel paper), as and when used (without being capitalized) in this Agreement or the Loan Documents, shall have the meanings given to such terms in the UCC.

Section 1.3 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to Lender hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of Reporting Parties referenced in Section 5.1(l).

Section 1.4 Interpretative Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation, and (iii) references to any Person shall be deemed to include such Person’s successors and permitted assigns.

(f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

ARTICLE II - LOANS AND LETTERS OF CREDIT

Section 2.1 Revolving Loans. Subject to the terms and conditions of this Agreement, prior to the Maturity Date Lender shall make revolving loan advances to Borrowers (each a “Revolving Loan” and collectively the “Revolving Loans”) in an outstanding aggregate principal amount not to exceed at any time the lesser of (a) the Revolving Facility Limit minus any outstanding Letter of Credit Obligations and outstanding FX Obligations and (b) the Borrowing Base minus any outstanding Letter of Credit Obligations and outstanding FX Obligations. Borrowers may borrow, repay and reborrow the principal of the Revolving Loans in accordance with the terms of this Agreement.

Section 2.2 Requests for Revolving Loans. A request for a Revolving Loan shall be made, or shall be deemed to be made, in the following manner:

(a) Borrower Agent may request a Revolving Loan by notifying Lender (a “Notice of Borrowing”), before 10:00 a.m. (Los Angeles, California, time) on the proposed borrowing date, of Borrowers’ intention to borrow and specifying the effective date and amount of the requested advance. Any Notice of Borrowing may be made by telephone and confirmed in writing (including email or facsimile) with each writing being in a form acceptable to Lender; provided that the failure to provide written confirmation shall not invalidate any telephonic notice and, if such written confirmation differs in any respect from the action taken by Lender, the records of Lender shall control absent manifest error.

(b) Borrowers’ failure to pay any amount required to be paid under any Loan Document or any Obligation shall be deemed, in Lender’s sole and absolute discretion, to be a request for a Revolving Loan on the due date in the amount required to pay such amount, and such request shall be irrevocable. Lender shall not have any obligation to Borrowers to honor any deemed request for an advance but may do so in its sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.

Section 2.3 [Intentionally Omitted.]

Section 2.4 Repayment of the Loans. The Loans shall be repaid as follows:

(a) Repayment of Revolving Loans. The Revolving Loans shall be repaid as follows: (i) unless accelerated in accordance with the terms hereof, the outstanding principal amount of, and all accrued and unpaid interest on, the Revolving Loans are due and payable, without demand, on the Maturity Date; (ii) if any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder; (iii) if at any time the aggregate principal amount of the Revolving Loans exceeds the lesser of (A) the Revolving Facility Limit minus any outstanding Letter of Credit Obligations and outstanding FX Obligations or (B) the Borrowing Base minus any outstanding Letter of Credit Obligations and outstanding FX Obligations, Borrowers shall immediately repay the Loans in the amount to eliminate such excess; and (iv) Borrowers hereby instruct Lender to repay the Revolving Loans on any day in an amount equal to the amount received by Lender on such day pursuant to Section 6.2.

Section 2.5 Disbursement of Loans. Each Borrower hereby irrevocably authorizes Lender to disburse the proceeds of the Loans requested, or deemed to be requested, pursuant to this Article II as follows: (i) each advance requested under Section 2.2(a) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, (a) in the case of the initial Loans made on the Closing Date, in accordance with the written instructions from Borrower Agent to Lender, and (b) in the case of each subsequent Loan, to a deposit account owned by Borrower Agent and designated in writing by Borrower Agent to Lender; and (ii) the proceeds of each Loan requested under Section 2.2(b) shall be distributed by Lender by way of direct payment of the relevant Obligation.

Section 2.6 Deemed Requests for Loans to Pay Required Payments. All payments of principal, interest, fees and other amount payable hereunder, including all reimbursements for expenses pursuant to Section 11.2, may be paid from the proceeds of Revolving Loans, whether made pursuant to a request by Borrower Agent or a deemed request as provided herein. Each Borrower hereby irrevocably authorizes Lender to make any Revolving Loan for the purpose of paying principal, interest, fees and other amounts payable under the Loan Documents, including reimbursing costs or expenses for which Borrowers are obligated under the Loan Documents, whether or not any condition precedent specified by Article IV has been satisfied, and agrees that all Revolving Loans so made shall be deemed to have been requested by Borrowers pursuant to this Agreement.

Section 2.7 Letters of Credit.

(a) Agreement to Cause To Issue. Subject to the terms and conditions of this Agreement, Lender agrees to cause the Letter of Credit Issuer to issue for the account of a Borrower one or more standby letters of credit (each a “Letter of Credit” and collectively, the “Letters of Credit”).

(b) Amounts; Outside Expiration Date. Lender shall not have any obligation to cause to be issued any Letter of Credit at any time if: (i) the maximum stated amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the maximum undrawn amount of the requested Letter of Credit and all commissions, fees, and charges due from Borrowers in connection with the opening thereof, plus the outstanding principal amount of the Revolving Loans plus the undrawn amount of all Letters of Credit would exceed the lesser of the (A) Revolving Facility Limit or (B) Borrowing Base at such time; or (iii) such Letter of Credit has an expiration date less than 30 days prior to the Maturity Date or more than 12 months from the date of issuance for standby Letters of Credit. With respect to any Letter of Credit which contains any “evergreen” or automatic renewal provision, Lender shall be deemed to have consented to any such extension or renewal unless Lender shall have provided to Borrower Agent written notice that it declines to consent to any such extension or renewal at least 30 days prior to the date on which the Letter of Credit Issuer is entitled to decline to extend or renew the Letter of Credit. Unless otherwise consented to by Lender, all Letters of Credit must call for sight drafts to be drawn, and must be issued in Dollars.

(c) Other Conditions. In addition to conditions precedent contained in Article IV, the obligation of Lender to cause to be issued any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner satisfactory to Lender in its sole and absolute discretion:

(i) Borrower Agent shall have delivered to the Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to such Letter of Credit Issuer and reasonably satisfactory to Lender for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form, terms and purpose of the proposed Letter of Credit shall be reasonably satisfactory to Lender and the Letter of Credit Issuer; and

(ii) As of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over banks generally shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit.

(d) Issuance of Letters of Credit.

(i) Request for Issuance. Borrower Agent shall notify Lender of a requested Letter of Credit at least 10 Business Days prior to the proposed issuance date. Such notice shall be irrevocable and must specify the maximum stated amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. Borrower Agent shall attach to such notice the proposed form of the Letter of Credit.

(ii) Responsibilities of Lender; Issuance. As of the Business Day immediately preceding the requested issuance date of the Letter of Credit, Lender shall determine the amount of the Unused Letter of Credit Subfacility, the Revolving Facility Limit and the Borrowing Base. If (A) the maximum face amount of the requested Letter of Credit is less than the Unused Letter of Credit Subfacility and (B) the undrawn amount of all Letters of Credit plus the amount of such requested Letter of Credit and all commissions, fees, and charges due from Borrowers in connection with the opening thereof plus the outstanding principal amount of the Revolving Loans and FX Obligations would not exceed the lesser of (I) Revolving Facility Limit or (II) the Borrowing Base, Lender shall cause the Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date so long as the other conditions contained in this Agreement are satisfied.

(iii) No Extensions or Amendment. Lender shall not be obligated to cause the Letter of Credit Issuer to extend or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 2.7 are met as though a new Letter of Credit were being requested and issued; provided, that Lender shall be obligated to cause the Letter of Credit Issuer to, and the Letter of Credit Issuer shall, extend and amend any Letter of Credit in the event that the sole amendment of such Letter of Credit is to reduce the maximum stated amount of such Letter of Credit.

(e) Payments Pursuant to Letters of Credit. Borrowers agree to reimburse immediately the Letter of Credit Issuer (or Lender for the account of the Letter of Credit Issuer) for any draw under any Letter of Credit and to pay the Letter of Credit Issuer the amount of all other charges and fees payable to the Letter of Credit Issuer (or Lender for the account of the Letter of Credit Issuer) in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which Borrowers may have at any time against the Letter of Credit Issuer or any other Person. Each drawing under any Letter of Credit shall constitute a request by Borrowers to Lender for a Revolving Loan in the amount of such drawing. The funding date with respect to such Revolving Loan shall be the date of such draw.

(f) Indemnification; Exoneration; Power of Attorney.

(i) Indemnification. In addition to amounts payable as elsewhere provided in this Section 2.7, Borrowers agree to protect, indemnify, pay and save the Indemnified Parties and any Letter of Credit Issuer and its Affiliates and their officers, employees, directors, shareholders, agent and legal counsel (collectively, “Letter of Credit Indemnified Parties”, and individually, a “Letter of Credit Indemnified Party”) harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including attorneys’ fees) which the Indemnified Parties or the Letter of Credit Indemnified Parties may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than taxes and other losses resulting from an Indemnified Party’s or a Letter of Credit Indemnified Party’s gross negligence or willful misconduct. BORROWERS, LETTER OF CREDIT ISSUER AND LENDER EXPRESSLY INTEND THAT THE FOREGOING INDEMNITY SHALL COVER, AND THAT BORROWERS SHALL INDEMNIFY AND HOLD THE INDEMNIFIED PARTIES AND ANY LETTER OF CREDIT INDEMNIFIED PARTY HARMLESS FROM AND AGAINST, REASONABLE COSTS, EXPENSES, AND LOSSES SUFFERED AS A RESULT OF THE NEGLIGENCE OF ANY INDEMNIFIED PARTY OR LETTER OF CREDIT INDEMNIFIED PARTY. Borrowers’ obligations under this Section shall survive payment in full of all other Obligations.

(ii) Assumption of Risk by Borrowers. As among Borrowers, Lender and the Letter of Credit Issuer, Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Lender shall not be responsible for and Borrowers shall not be relieved of any of its obligations hereunder on account of: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of Lender, including any act or omission, whether rightful or wrongful, of any present or future Governmental Authority, or (I) the Letter of Credit Issuer’s honor of a draw for which the draw, any certificate, or any other document fails to comply in any respect with the terms of the Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of Lender under this Section 2.7.

(iii) Exoneration. Without limiting the foregoing, no action or omission whatsoever by Lender or Letter of Credit Issuer shall result in any liability of Lender or the Letter of Credit Issuer to Borrowers, or relieve Borrowers of any of their obligations hereunder to any such Person, other than losses resulting from Lender’s or a Letter of Credit Issuer’s gross negligence or willful misconduct. BORROWERS, LETTER OF CREDIT ISSUER AND LENDER EXPRESSLY INTEND THAT THE FOREGOING EXONERATION SHALL COVER, AND THAT BORROWERS SHALL EXONERATE AND HOLD LENDER AND LETTER OF CREDIT ISSUER HARMLESS FROM AND AGAINST, REASONABLE COSTS, EXPENSES, AND LOSSES SUFFERED AS A RESULT OF THE NEGLIGENCE OF LENDER OR LETTER OF CREDIT ISSUER. Borrowers’ obligations under this Section shall survive payment in full of all other Obligations.

(iv) Rights Against Letter of Credit Issuer. Nothing contained in this Agreement is intended to limit Borrowers’ rights, if any, with respect to the Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by and between any Borrower and the Letter of Credit Issuer.

(v) Account Party. Borrowers hereby authorize and direct the Letter of Credit Issuer to deliver to Lender all instruments, documents and other writings and property received by the Letter of Credit Issuer pursuant to the Letter of Credit, and to accept and rely upon Lender’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(vi) Supporting Letter of Credit; Cash Collateral. If, notwithstanding any provision of this Agreement, any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination Borrowers shall, at the request of Lender in its sole and absolute discretion, either: (i) deposit with Lender, with respect to each Letter of Credit then outstanding (the “Remaining Letter of Credit Obligations”), a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to Lender, issued by an issuer satisfactory to Lender in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn, under which Supporting Letter of Credit Lender is entitled to draw amounts necessary to reimburse Lender for payments to be made by Lender under such Letter of Credit and any fees and expenses associated with such Letter of Credit. Such Supporting Letter of Credit shall be held by Lender, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding, or (ii) pledge or deposit with or deliver to Lender, for the benefit of the Letter of Credit Issuer and Lender, as collateral for the Remaining Letter of Credit Obligations, cash or deposit account balances in the amount of 105% of the Remaining Letter of Credit Obligations, pursuant to documentation in form and substance satisfactory to Lender and the Letter of Credit Issuer. Each Borrower hereby grants to Lender and the Letter of Credit Issuer a security interest in all such cash, deposit accounts, and all balances therein, and all proceeds of the foregoing. Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at a financial institution acceptable to Lender in its sole and absolute discretion.

(g) LC Agreement. In connection with the execution of this Agreement, Borrowers and Lender are entering into that certain Letter of Credit Application and Agreement (the “LC Agreement”). To the extent any of the terms of this Agreement conflict with the terms of the LC Agreement, the terms of this Agreement will control.

ARTICLE III - GENERAL LOAN PROVISIONS; FEES AND EXPENSES

Section 3.1 Interest.

(a) Loans. Borrowers shall pay interest on the unpaid principal amount of the outstanding Obligations at a rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the Contract Rate applicable to such Obligations, and such interest shall be, payable monthly in arrears on the first day of each calendar month and on the Maturity Date.

(b) Default Rate. From and after the occurrence of an Event of Default, the unpaid principal amount of all Obligations shall, at the option of Lender, bear interest until paid in full (or, if earlier, until such Event of Default is cured or waived in writing by Lender) at a rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the Default Rate, payable on demand.

(c) Computation of Interest. The interest rates provided for in Section 3.1(a) and Section 3.1(b) shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, any calculation of the Maximum Rate shall be computed on the basis of the actual days elapsed in a year of 365 or 366 days, as appropriate.

Section 3.2 Fees and Expenses.

(a) [Intentionally Omitted].

(b) Borrowers shall pay to Lender an unused line fee for the period from the date hereof through the Maturity Date of 0.50% per annum on the average daily unborrowed amount of the Revolving Facility Limit during such period, assuming for purposes of this calculation that no less than $2,000,000 is borrowed at any time. Such unused line fee shall be payable monthly in arrears on the first day of the next calendar month until the Maturity Date and on the Maturity Date (pro-rated for any period of less than one calendar month). Such unused line fee constitutes reasonable consideration for Lender’s taking of appropriate actions to be able to make available to Borrowers the amount of the Revolving Facility Limit for such period.

(c) Annual Fee. In consideration for Lender’s agreement to make the Loans in accordance with the terms of this Agreement, Borrowers shall pay to Lender an annual fee on September 26, 2022 and on each anniversary thereafter in the amount of $10,000.00.

(d) [Intentionally Omitted].

(e) [Intentionally Omitted].

(f) Early Termination Fee. If the revolving credit facility contemplated hereunder is terminated for any reason prior to the Maturity Date, Borrowers shall pay Lender an early termination fee in an amount equal to 1.00% of the Revolving Facility Limit if the termination occurs on or prior to the Maturity Date.

(g) [Intentionally Omitted].

(h) Minimum Yield Fee. For each calendar month in which the average aggregate amount of outstanding Revolving Loans during such month is less than $2,000,000.00 (such differential, the “Minimum Outstanding Differential”), Borrowers agree to pay to Lender a monthly fee (in addition to any other amounts due and payable hereunder) in an amount equal to the Contract Rate (or the Default Rate, if the Default Rate has been implemented by the Lender with respect to the Loans) applicable to Revolving Loans on the Minimum Outstanding Differential. Such fee shall be payable monthly in arrears on the first day of the each calendar month for the immediately preceding calendar month during which such differential exists until the Maturity Date and on the Maturity Date (pro-rated for any period of less than one calendar month).

(i) Float Fee. Notwithstanding the actual date application of funds in the Collection Account to the Obligations, Lender shall be entitled to charge Borrowers for one (1) Business Day of “float” at the Contract Rate, or if Lender so elects after an Event of Default has occurred, at the Default Rate, on all collections, checks, wire transfers, or other items of payment that are received by Lender. This across-the-board float charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Lender’s facility to Borrowers, and shall apply irrespective of the level of Borrowers’ Obligations to Lender.

(j) Letter of Credit Facility Fees. Borrowers agree to pay (i) to Lender for each Letter of Credit, a per annum fee (the “Letter of Credit Fee”) equal to 1.00% of the outstanding Letter of Credit Obligations, which fee shall be payable monthly in arrears on the first day of each calendar month, (ii) to the Letter of Credit Issuer, for its own account, all customary charges and commissions associated with the issuance, amending, negotiating, payment, processing, renewal, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred, and (iii) to Lender, all customary charges of the Letter of Credit Issuer referenced in clause (ii) above paid by Lender on behalf of Borrowers. The Letter of Credit Fee shall be payable when such Letter of Credit is issued and on each anniversary thereof and on the Maturity Date. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(k) Expenses. Borrowers shall pay Lender the expenses as set forth in Section 11.2.

Section 3.3 Manner of Payment.

(a) Timing. Each payment by Borrowers on account of the Obligations payable to Lender by Borrowers pursuant to this Agreement or the other Loan Documents shall be made not later than 1:00 p.m. (Los Angeles, California, time) on the applicable due date (or if such day is not a Business Day, the next succeeding Business Day, provided that interest shall continue to accrue until such payment is made). All payments shall be made to Lender at Lender’s Office, in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.

(b) Charging Accounts. Each Borrower hereby irrevocably authorizes Lender and each Affiliate of Lender to charge any account of such Borrower maintained with Lender or such Affiliate with such amounts as may be necessary from time to time to pay any Obligations owed by Borrowers which are not paid when due.

Section 3.4 Termination of Agreement or Facility.

(a) Required Payments of Loans. On the Maturity Date, Borrowers shall pay to Lender (i) the outstanding principal of, and accrued and unpaid interest on, the Loans on such date, (ii) an amount sufficient to cash collateralize the Letter of Credit Obligations and the FX Obligations (if any) in the manner described in Section 2.7(f)(vi), (iii) all fees accrued and unpaid, (iv) any amounts payable to Lender pursuant to the other provisions of this Agreement or any other Loan Document, and (v) any and all other Obligations then outstanding.

(b) Early Termination. If (i) Borrowers terminate this Agreement prior to the Maturity Date for any reason whatsoever or (ii) Lender’s commitment to make Loans hereunder terminates (whether automatically under Section 10.2(a) or by action of Lender pursuant to Section 10.2(b)), each Borrower acknowledges that such termination would result in the loss to Lender of the benefits of this Agreement and, as a result thereof, Borrowers shall pay to Lender an early termination fee in the amount provided in Section 3.2(e).

Section 3.5 Evidence of Debt.

(a) At the request of Lender, the Loans shall be further evidenced by one or more promissory notes.

(b) Lender shall maintain accounts in which it will record (i) the amount of each Loan extended hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to Lender hereunder, and (iii) the amount of any payment received by Lender hereunder from Borrowers.

(c) The entries in the accounts maintained pursuant to Section 3.5(b)  shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrowers to repay the Obligations in accordance with their terms.

Section 3.6 Changes in Capital Adequacy Regulations. If Lender reasonably determines that the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender is increased as a result of a Change in Law, then, within 15 days of demand for payment by Lender to Borrowers, Borrowers shall pay Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Lender determines is attributable to this Agreement and any facility hereunder.

Section 3.7 Lender Statements; Survival of Indemnity. Lender shall deliver a written statement to Borrower Agent as to the amount due, if any, under Section 3.6. Such written statement shall set forth in reasonable detail the calculations upon which Lender determined such amount and shall be final, conclusive and binding on Borrowers in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement of Lender shall be payable on demand after receipt by Borrower Agent of such written statement. The obligations of Borrowers under Section 3.6 shall survive payment of the Obligations and termination of this Agreement.

Section 3.8 Maximum Interest; Controlling Limitation.

(a) Each of Lender and Loan Parties acknowledges, agrees, and declares that it is its intention to expressly comply with all Applicable Laws in respect of limitations on the amount or rate of interest that can legally be contracted for, charged or received under or in connection with the Loan Documents. Notwithstanding anything to the contrary contained in any Loan Document (even if any such provision expressly declares that it controls all other provisions of the Loan Documents), in no contingency or event whatsoever shall the amount of interest (including the aggregate of all charges, fees, benefits, or other compensation which constitutes interest under any Applicable Law) under the Loan Documents paid by any Loan Party, received by Lender or agreed to be paid by Loan Parties, or requested or demanded to be paid by Lender exceed the Maximum Rate, and all provisions of the Loan Documents in respect of the contracting for, charging, or receiving compensation for the use, forbearance, or detention of money shall be limited as provided by this Section. To the extent permitted by Applicable Law, all interest paid, or agreed to be paid, by any Loan Party, or taken, reserved, or received by Lender shall be amortized, prorated, spread, and allocated in respect of the Obligations throughout the full term of this Agreement. Notwithstanding any provision contained in any of the Loan Documents, or in any other related documents executed pursuant hereto, Lender shall never be entitled to charge, receive, take, reserve, collect, or apply as interest any amount which, together with all other interest under the Loan Documents would result in a rate of interest under the Loan Documents in excess of the Maximum Rate and, in the event Lender ever charges, receives, takes, reserves, collects, or applies any amount in respect of any Loan Party that otherwise would, together with all other interest under the Loan Documents, be in excess of the Maximum Rate, such amount shall automatically be deemed to be applied in reduction of the unpaid principal balance of the Obligations other than interest and, if the principal balance thereof is paid in full, any remaining excess shall forthwith be refunded to such Loan Party. Subject to the foregoing, each Loan Party hereby agrees that the actual effective rate of interest from time to time existing under the Loan Documents, including all amounts agreed to by Loan Parties pursuant to and in accordance with the Loan Documents which may be deemed to be interest under any Applicable Law, shall be deemed to be a rate which is agreed to and stipulated by Loan Parties and Lender in accordance with Applicable Law.

(b) To the maximum extent permitted under any Applicable Law, each Loan Party and Lender shall (i) characterize any non-principal payment as a standby fee, commitment fee, prepayment charge, delinquency charge, expense, or reimbursement for a third-party expense rather than as interest and (ii) exclude prepayments, acceleration, and the effect thereof.

(c) Subject to Section 3.8(a), after any period during which the limitations prescribed by Section 3.8(a), have limited the applicable rate of interest on the Obligations to the Maximum Rate when, absent such limitations, such applicable rate would have exceeded the Maximum Rate, then, thereafter, the rate of interest applicable to the Obligations shall instead be deemed to be, and shall remain at, the Maximum Rate (notwithstanding any other provision of this Agreement other than Section 3.8(a)), until such time as the amount of interest paid hereunder equals the amount of interest that would have been lawfully contracted, charged or received in the absence of the limitation prescribed by Section 3.8(a).

Section 3.9 Benchmark Replacement Procedures.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes this Agreement or any other Loan Document in respect of any Benchmark setting at or on the first (1st) day of the month immediately following the month in which Lender provides written notice to Borrowers of the Benchmark Transition Event (the “Benchmark Transition Start Date”). Such amendment shall become effective without any further action or consent of any Borrower; provided, however, that Borrowers shall execute any amendment(s) evidencing the Benchmark Replacement and any Benchmark Replacement Conforming Changes within ten (10) Business Days of delivery of such amendment by Lender to Borrowers.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendment(s) implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any Borrower, but shall be subject to each Borrower’s obligation to execute any amendment(s) evidencing the same.

(c) Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrowers of: (i) any occurrence of a Benchmark Transition Event and its Benchmark Transition Start Date; (ii) implementation of any Benchmark Replacement, (iii) the effect of any Benchmark Replacement Conforming Changes. Any determination, decision, or election that may be made by Lender pursuant to this Section 3.9, including any determination with respect to a tenor, rate, or adjustment, or of the occurrence or non-occurrence of an event, circumstance, or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Lender’s sole discretion and without the consent of any Borrower except, in each case, as expressly required pursuant to this Section 3.9.

(d) Alternative Contract Rate Until Benchmark Replacement is Selected. Upon the occurrence of a Benchmark Transition Event, commencing on the first Business Day of the following month and continuing until the Benchmark Replacement has been determined by Lender, the Contract Rate shall be the Alternative Contract Rate.

(e) Certain Defined Terms. As used in this Section 3.9:

“Alternative Contract Rate” means the Prime Rate plus or minus a spread adjustment (which may be a positive or negative value or zero), as determined by Lender (with the intention that the Prime Rate plus or minus such spread shall be substantially equivalent to the previously available Contract Rate).

“Benchmark” means initially, Term SOFR Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.9(a), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by Lender plus (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the Floor, then the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of a Benchmark with an alternate benchmark rate, the spread adjustment applied to said alternate benchmark rate (which may be a positive or negative value or zero), or the method for calculating or determining such spread adjustment, that has been selected by Lender.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative, or operational changes (including timing and frequency of determining rates and making payments of interest and other administrative matters) that Lender determines may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender were to determine that adoption of any portion of such market practice is not administratively feasible, or if Lender were to determine that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Lender would determine is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, (a) the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (i) such administrator has ceased or will cease on a specified date to provide the relevant tenor of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the equivalent tenor of such Benchmark or (ii) the relevant tenor of such Benchmark is or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, or (b) a determination by Lender that (i) adequate and fair means do not exist for ascertaining any then-current Benchmark; or (ii) any then-current Benchmark does not accurately reflect the cost to the Lender of the Loans.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

ARTICLE IV - CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent. Lender shall not be obligated to make the initial Loans, issue any Letter of Credit or any other advance hereunder until (i) it shall have received the following documents and items, each duly executed and delivered in form and substance satisfactory to Lender, in its sole and absolute discretion, and (ii) the following requirements have been fulfilled to the satisfaction of Lender, in its sole and absolute discretion:

(a) this Agreement and promissory note evidencing the Loans;

(b) a completed collateral questionnaire and authorization to file financing statements prior to the Closing Date;

(c) a certificate executed by a duly authorized officer of each Loan Party certifying (i) the names and signatures of the officers of such Person authorized to execute Loan Documents, (ii) the resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Person authorizing the execution of this Agreement and the other Loan Documents, as appropriate, (iii) the correctness and completeness of the copy of the bylaws (or equivalent governing document) of such Person attached thereto and (iv) the correctness and completeness of the copy of the certificate of incorporation (or equivalent governing document) of such Person attached thereto;

(d) a good standing certificates for each Loan Party, issued by the Secretary of State or other appropriate official of such Person’s jurisdiction of organization and each jurisdiction where such Person’s conduct of business or ownership of property necessitates qualification;

(e) an intellectual property security agreement;

(f) endorsements naming Lender as an additional insured and lender loss payee on all property insurance and all liability insurance policies of Loan Parties, as applicable;

(g) pre-funding verifications of accounts;

(h) satisfactory background checks with respect to Borrowers and senior management of Borrowers;

(i) all documentation and other information Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation (and, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification to Lender in relation to such Loan Party);

(j) a Borrowing Base Certificate executed by the chief financial officer of Borrower Agent making a request for Revolving Loans, prepared as of a date acceptable to Lender;

(k) a valid landlord’s or warehouseman’s waiver with respect to each location where Collateral and/or books and records of each Borrower are located;

(l) unaudited consolidated and consolidating balance sheet of Reporting Parties as of April 30, 2022 and the related statements of profit and loss and cash flows for the monthly period then ended;

(m) such other documents, certificates, opinions, and information that Lender may require; and

(n) approval of the transaction contemplated hereby by the credit committee of Lender.

Section 4.2 Conditions to Subsequent Advances. The obligation of Lender to issue any Letter of Credit or make any other Loan subsequent to the initial Loan is subject to the following conditions precedent:

(a) Borrowing Base Certificate. Lender shall have received from Borrowers a Borrowing Base Certificate executed by the chief financial officer of Borrower Agent prepared as of a date not more than 5 Business Days prior to the date of the requested advance.

(b) Representations and Warranties. The representations and warranties contained in each of the Loan Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct with the same force and effect as though made on and as of the date of such advance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date) and (ii) with respect to representations and warranties that do not contain a materiality qualification, true in all material respects with the same force and effect as though made on and as of the date of such advance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) Defaults and Events of Default. No Default or Event of Default shall have occurred and be continuing.

(d) Adverse Change. No event shall have occurred or circumstance exists that has or could reasonably be expected to have a Material Adverse Change.

(e) Legal Restriction. Such advance or financial accommodation shall not be prohibited by any law or regulation or any order of any court or Governmental Authority or agency.

(f) No Repudiation. No Loan Party shall have repudiated or made any anticipatory breach or repudiation of any of its obligations under any Loan Document.

ARTICLE V - REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties. As of the Closing Date and the date of each subsequent advance or Loan, each Loan Party represents and warrants to Lender as follows:

(a) Organization; Power; Qualification. Each Loan Party is the type of entity identified on Schedule 5.1(a), duly organized, validly existing and in good standing under the laws of state identified on Schedule 5.1(a) and is qualified to do business in each state in which the nature of its properties or its activities requires such qualification, except to the extent the failure to be so qualified could not reasonably be expected to have a Material Adverse Change. The jurisdictions in which each Loan Party is qualified to do business as a foreign entity are listed on Schedule 5.1(a). Each Loan Party’s federal employer identification number and its organizational number with the Secretary of State of the state of its organization (if issued) are as set forth on Schedule 5.1(a).

(b) Authorization; Enforceability. Each Loan Party has the power and authority to, and is duly authorized to, execute and deliver the Loan Documents to be executed by such Loan Party. Each of the Loan Documents to which a Loan Party is a party, constitutes the legal, valid and binding obligations of such Loan Party, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights generally.

(c) Subsidiaries, Parents and Affiliates; Ownership. Except as shown on Schedule 5.1(c), no Loan Party has any Subsidiaries. The outstanding Equity Interests of each Loan Party have been duly and validly issued and are fully paid and nonassessable (to the extent applicable), and the number and owners of such Equity Interests are set forth on Schedule 5.1(c). The information included in the Beneficial Ownership Certification most recently provided to Lender is true and complete in all respects.

(d) Conflicts. Neither the execution and delivery of the Loan Documents, nor consummation of any of the transactions therein contemplated nor compliance with the terms and provisions thereof, will contravene any provision of Applicable Law or any judgment, decree, license, order or permit applicable to any Loan Party or will conflict with, or will result in any breach of, any agreement to which such Loan Party is a party or by which such Loan Party may be bound or subject, or violate any provision of the organizational documents of such Loan Party.

(e) Consents and Governmental Approvals. No governmental approval nor any consent or approval of any third Person (other than those which have been obtained prior to the date hereof) is required in connection with the execution, delivery and performance by any Loan Party of the Loan Documents to which such Loan Party is a party. Each Loan Party is in compliance with all applicable governmental approvals and permits.

(f) Loans. No Loan Party has made any loans or advances to any Affiliate or other Person except to the extent expressly permitted by the terms of this Agreement.

(g) Business. Loan Parties are engaged principally in the business of the manufacture of frozen food items.

(h) Title; Liens. Except for Permitted Liens, all of the properties and assets of Loan Parties are free and clear of all Liens, and each Loan Party has good and marketable or valid leasehold title to such properties and assets. Each Lien granted, or intended to be granted, to Lender pursuant to the Loan Documents is a valid, enforceable, perfected, first priority Lien and security interest.

(i) Debt and Contingent Liabilities. As of the Closing Date, set forth on Schedule 5.1(i) is a complete and correct listing of all of Loan Parties’ (i)  Debt and (ii) Contingent Liabilities.

(j) Suits, Actions, Etc. Except as disclosed on Schedule 5.1(j), no litigation, arbitration, governmental investigation, proceeding or inquiry is pending or, to the knowledge of any Loan Party, threatened against such Loan Party or that could materially affect any of the Collateral. No such litigation, arbitration, governmental investigation, proceeding or inquiry could reasonably be expected to result in a Material Adverse Change.

(k) Tax Returns and Payments. All tax returns required to be filed by any Loan Party in any jurisdiction have been filed and all taxes (including property taxes) have been paid prior to the date on which they become delinquent or penalties attach unless such taxes are being Properly Contested.

(l) Financial Condition. Loan Parties have delivered to Lender copies of the Financial Statements. The Financial Statements fairly present the financial condition of Loan Parties as of their respective dates and have been prepared in accordance with GAAP (except, with respect to the unaudited statements, for the presentation of footnotes and for applicable normal year-end audit adjustments). There is no Debt of any Loan Party which is not reflected in the Financial Statements, and no event or circumstance has occurred since the date of the Financial Statements which has had or could reasonably be expected to have or result in a Material Adverse Change.

(m) ERISA. No Loan Party nor any Related Company maintains or contributes to any Benefit Plan or Multiemployer Plan other than those listed on Schedule 5.1(m). Further, (i) no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Benefit Plan, and (ii) the PBGC has not instituted proceedings to terminate any Benefit Plan. Each Loan Party and each Related Company has satisfied the minimum funding standards under ERISA with respect to its Benefit Plans and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Benefit Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(n) Defaults. No Default or Event of Default has occurred and is continuing.

(o) Borrowing Base Reports. All accounts and inventory included in any Borrowing Base Certificate constitute Eligible Accounts or Eligible Inventory, as appropriate, except as disclosed in writing in such Borrowing Base Certificate.

(p) Locations of Inventory and Equipment.  Set forth on Schedule 5.1(p) are (i) the location and address where all inventory and equipment of each Loan Party is located, except for inventory that is in transit to such location, and (ii) if the facility is leased or is a third party warehouse, processor location, the name of the landlord or such third party warehouseman or processor.

(q) Place of Business. The place of business of each Loan Party (or if such Loan Party has more than one place of business, its chief executive office) is at the address or addresses set forth on Schedule 5.1(q) and the books and records relating to the accounts of such Loan Party are located at the address or addresses set forth on Schedule 5.1(q).

(r) Corporate and Fictitious Names; Trade Names. Except as disclosed on Schedule 5.1(r), no Loan Party has, during the preceding five years, (i) been known as or used any other corporate, fictitious or trade names, (ii) been the surviving corporation of a merger or consolidation, or (iii) acquired all or substantially all of the assets of any Person.

(s) Intellectual Property. Schedule 5.1(s) lists all Intellectual Property owned by any Loan Party. Each Loan Party owns or possesses all Intellectual Property required to conduct its business as now and presently planned to be conducted without, to its knowledge, any material conflict with the rights of others.

(t) Payroll Taxes. Each Loan Party has made all payroll tax deposits for all of its employees on or before the date when due.

(u) Solvency. Each Loan Party is Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by such Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of any Loan Party.

(v) Permits and Licenses. Each Loan Party has obtained and maintains all permits and licenses necessary for such Loan Party to conduct its business. To the extent such permits and licenses must be held by individuals, all employees of each Loan Party required to obtain and maintain permits and licenses necessary for them to conduct such Loan Party’s business have been obtained and are maintained and current.

(w) Deposit Accounts. Except as may be designated to Lender by a Loan Party in writing after the Closing Date and approved by Lender in writing, each deposit account of a Loan Party is listed in Schedule 5.1(w).

(x) Compliance with Laws. Each Loan Party and its Subsidiaries each is in compliance, in all material respects, with Applicable Law.

(y) Material Agreements. Schedule 5.1(y) sets forth all Material Agreements to which any Loan Party is a party or is otherwise bound, true, correct and complete copies of which have been delivered to Lender. Schedule 5.1(y) further identifies, as of the Closing Date, each such Material Agreement that requires consent to the granting of a Lien in favor of Lender on the rights of such Loan Party thereunder. No Loan Party is in default under or with respect to any such Material Agreement that gives rise to a right of termination by the non-defaulting party and could reasonably be expected to have a Material Adverse Change.

(z) Non-Regulated Entities. No Loan Party is an “Investment Company” within the meaning of the Investment Company Act of 1940. No Loan Party is subject to regulation under the Federal Power Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur Debt.

(aa) Investment Banking or Finder’s Fees. No Loan Party has agreed to pay or is otherwise obligated to pay or reimburse any Person with respect to any investment banking or similar or related fee, underwriter’s fee, finder’s fee or broker’s fee in connection with this Agreement.

(bb) Sanctions, Anti-Corruption and Anti-Money Laundering Laws. No Loan Party is: (a) a Sanctioned Person; (b) controlled by or acting on behalf of a Sanctioned Person; (c) under investigation for an alleged breach of Sanction(s) by a Governmental Authority that enforces Sanctions. Each Loan Party: (a) is in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws; (b) is not, and has not been, under administrative, civil or criminal investigation; and (c) has not received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The provisions in this Section shall prevail and control over any contrary provisions in this Agreement or in any related documents.

(cc) Surety Obligations. No Loan Party is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

(dd) Producer Payables. Borrower has no past-due Producer Payables.

(ee) Full Disclosure. None of the representations or warranties made by any Loan Party in the Loan Documents and none of the statements contained in any Schedule or any report, statement or certificate furnished to Lender by or on behalf of any Loan Party in connection with the Loan Documents contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. There is no fact or circumstance that any Loan Party has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Change.

Section 5.2 Survival of Representations. All representations and warranties by each Loan Party herein shall be deemed to have been made on the date hereof and the date of each subsequent advance or Loan.

ARTICLE VI - SECURITY INTEREST AND COLLATERAL COVENANTS

Section 6.1 Security Interest. To secure the payment and performance of the Obligations and the Guaranteed Obligations, as applicable, each Loan Party hereby mortgages, pledges and assigns to Lender for itself, and as agent for its Affiliates, all of the Collateral and grants to Lender for itself, and as agent for its Affiliates, a security interest and Lien in and upon all of the Collateral. Each Loan Party shall, at Lender’s request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable, in its sole and absolute discretion, in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other Liens except for Permitted Liens) to secure payment of the Obligations and the Guaranteed Obligations, as applicable, and in order to facilitate the collection of the Collateral.

Section 6.2 Collection of Accounts and Proceeds of Collateral.

(a) If any Loan Party receives any monies, checks, notes, drafts, and other payments relating to or constituting proceeds of accounts or of any other Collateral, such Loan Party shall immediately (but in any event within 3 Business Days) deposit such items in kind in the Collections Account fully-endorsed. Each Loan Party shall advise each Account Debtor that remits amounts payable on the accounts or any other Person that remits amounts to such Loan Party in respect of any of the Collateral by wire transfer or Automated Clearing House to make such remittances directly to the Collections Account.

(b) Each Loan Party shall establish a Lockbox and shall cause all moneys, checks, notes, drafts and other payments relating to or constituting proceeds of accounts, or of any other Collateral, to be forwarded to a Lockbox for deposit in the Collections Account or otherwise directly deposited into the Collections Account. In particular, each Loan Party will (i) advise each Account Debtor to address to the Lockbox specified by Lender all remittances with respect to amounts payable on all accounts of such Loan Party, and (ii) stamp all invoices relating to any such amounts with a legend satisfactory to Lender indicating that payment is to be made to such Loan Party via the specified Lockbox.

(c) To the extent applicable, each Loan Party and Lender shall cause all balances in any deposit account into which the proceeds of accounts or other collateral are deposited to be transmitted daily to the Collections Account by wire transfer or depository transfer check or Automated Clearing House transfer.

(d) Deposits in the Collection Account shall be credited, subject to final payment, to the payment of the Obligations after the date of actual receipt and deposit into the Collection Account in such order as Lender shall determine in its sole discretion; provided that, in the absence of any Event of Default, Lender shall apply all such funds representing collection of accounts first to the prepayment of the principal amount of the Revolving Loans.

(e) Any payments which are received by any Loan Party (including any payment evidenced by a promissory note or other instrument) shall be held in trust for Lender and shall be (i) deposited in the Collections Account, or (ii) delivered to Lender, as promptly as possible in the exact form received, together with any necessary endorsements.

(f) Borrowers shall pay all customary fees, costs and expenses in connection with opening and maintaining any Collections Account or Lockbox, as applicable.

Section 6.3 Verification of Accounts. Lender shall have the right at any time at Borrowers’ expense and in its own name, any Borrower’s name, or an assumed name to verify the validity, amount or any other matter relating to any accounts.

Section 6.4 Disputes, Returns and Adjustments.

(a) Loan Parties shall provide Lender with prompt written notice of amounts in excess of $100,000 that are in dispute between any Account Debtor and a Loan Party.

(b) Loan Parties shall notify Lender promptly of all returns and credits in respect of any account, which notice shall specify the accounts affected and be included in the Borrowing Base Certificate delivered to Lender in accordance with Section 8.3(d). Loan Parties shall notify Lender promptly of any pending return or credit in excess of $100,000, and shall specify the account affected, the related Account Debtor and the goods to be returned.

(c) Loan Parties may, in the ordinary course of business and prior to a Default or an Event of Default, grant any extension of time for payment of any account or compromise, compound or settle the same for less than the full amount thereof or release wholly or partly any Person liable for the payment thereof or allow any credit or discount whatsoever thereon; provided that (i) no Loan Party shall have taken any such action that results in the reduction of more than 25% of the amount payable with respect to any account or of more than $1,000,000 with respect to all accounts of such Loan Party in any fiscal year, and (ii) Loan Parties shall promptly notify Lender (but not less often than 10 days after the end of each month) of the amount of such adjustments and the account(s) affected thereby.

Section 6.5 Invoices. Upon request, each Loan Party shall deliver to Lender copies of customers’ invoices or the equivalent, original shipping and delivery receipts or other proof of delivery, customers’ statements, the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to accounts and such other documents and information relating to the accounts as Lender shall specify.

Section 6.6 Ownership; Defense of Title.

(a) Each Loan Party shall defend its title in and to the Collateral and shall defend the security interest of Lender in the Collateral against the claims and demands of all Persons, other than Persons holding Permitted Liens.

(b) Each Loan Party shall (i) protect and preserve all properties material to its business, including Intellectual Property, and maintain all tangible property in good and workable condition in all material respects, with reasonable allowance for wear and tear, and (ii) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, and additions to such properties necessary for the conduct of its business.

Section 6.7 Locations; Organizational Information; Inventory. No Loan Party shall change the location of its place of business (or, if it has more than one place of business, its chief executive office) or the place where it keeps its books and records relating to the Collateral or change its name, identity, corporate structure or jurisdiction of organization without giving Lender at least 30 days’ prior written notice thereof. All inventory, other than inventory in transit to any such location, shall at all times be kept by Loan Parties at one or more of the locations set forth in Schedule 5.1(p). Loan Parties shall use their best efforts to ensure that all inventory that is produced in the United States will be produced in compliance with the Fair Labor Standards Act, as amended.

Section 6.8 Records Relating to Collateral.

(a) Each Loan Party shall at all times keep and maintain (i) complete and accurate records of inventory on a basis consistent with past practices of such Loan Party, itemizing and describing the kind, type and quantity of inventory and such Loan Party’s cost therefor and a current price list for such inventory, (ii) complete and accurate records of all other Collateral, (iii) a list of all customers of such Loan Party with names, addresses and phone numbers, (iv) a list of all distributors for each product line included in such Loan Party’s inventory, (v) a current customer open order report against current inventory, and (vi) a current list of all salesmen and employees of such Loan Party. Databases containing the foregoing shall at all times be accessible and available to Lender, subject to the terms of Section 6.9.

(b) Each Loan Party will conduct a physical count of all inventory, wherever located, at least annually and make adjustments to its books and records to reflect the findings of such count and such adjustments shall be immediately reported to Lender.

Section 6.9 Inspection; Field Exams. Lender (by any of its officers, employees, or agents) shall have the right at any time or times (with reasonable prior notice to Loan Parties unless an Event of Default exists) to (a) visit the properties of any Loan Party, inspect the Collateral and the other assets of such Loan Party and inspect and make extracts from the books and records of such Loan Party, all during customary business hours, (b) discuss such Loan Party’s business, financial condition, results of operations and business prospects with such Loan Party’s (i) principal officers, (ii) independent accountants and other professionals providing services to such Loan Party, and (iii) any other Person (except that any such discussion with any third parties shall be conducted only in accordance with Lender’s standard operating procedures relating to the maintenance of confidentiality of confidential information of such Loan Party), (c) conduct field examinations and otherwise verify the amount, quantity, value, and condition of, or any other matter relating to, any of the Collateral and in this connection review, audit and make extracts from all records and files related to any of the Collateral, and (d) access and copy the records, lists, reports and data bases referred to in Section 6.8. Each Loan Party will deliver to Lender upon request any instrument necessary to authorize an independent accountant or other professional to have discussions of the type outlined above with Lender or for Lender to obtain records from any service bureau maintaining records on behalf of such Loan Party. So long as no Trigger Period in in effect, Loan Parties shall not be liable for the cost and expense of more than one field exams per calendar year.

Section 6.10 Maintenance. Each Loan Party shall maintain all equipment of such Loan Party in good and working order and condition, reasonable wear and tear excepted.

Section 6.11 Appraisals. Borrowers shall pay all costs and expenses relating to any appraisals conducted in contemplation of this Agreement and for all other appraisals conducted at such other times as Lender requests; provided, that, so long as no Default or Event of Default exists, Borrowers shall not be liable for the cost and expense of more than one appraisal per calendar year.

Section 6.12 Preservation of Lender’s Rights. To the extent allowed by law, neither Lender nor any of its officers, directors, employees or agents shall be liable or responsible in any way for the safekeeping of any Collateral or for any act or failure to act with respect to the Collateral, or for any loss or damage thereto or any diminution in the value thereof, or for any act by any other Person. In the case of any instruments and chattel paper included within the Collateral, Lender shall have no duty or obligation to preserve rights against prior parties. The Obligations shall not be affected by any failure of Lender to take any steps to perfect its security interests or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Loan Party from any of the Obligations.

Section 6.13 Perfection and Protection of Lender’s Security Interest. Each Loan Party shall perform, at its expense, all actions requested by Lender at any time to perfect, maintain, protect and enforce Lender’s security interest in the Collateral. Without limiting the foregoing, unless Lender agrees otherwise in writing, (a) each Loan Party shall deliver to Lender the originals of all instruments, documents and chattel paper, duly endorsed or assigned to Lender without restriction, and all certificates of title covering any portion of the Collateral for which certificates of title have been issued, together with executed applications for corrected certificates of title and other such documentation as may be requested by Lender, and (b) each Loan Party shall deliver to Lender such executed documentation as Lender may request in order to perfect its security interest in any letter of credit issued in favor of such Loan Party. If at any time any Collateral is located on any leased premises not owned by a Loan Party, then such Loan Party shall obtain written landlord lien waivers or subordinations with respect to such premises, in form and substance satisfactory to Lender. If any Collateral is at any time in the possession or control of any warehouseman, bailee, processor or any other Person other than a Loan Party, then Loan Parties shall notify Lender thereof and shall, at the request of Lender, notify such Person (in form and substance satisfactory to Lender) of Lender’s security interest in such Collateral and instruct such Person to hold all such Collateral for Lender’s account subject to Lender’s instructions and obtain a satisfactory agreement with such Person regarding the Collateral. Upon Lender’s request, Borrowers shall record Lender’s security interest on any certificate of title for any Collateral that is a motor vehicle.

Section 6.14 Power of Attorney. Each Loan Party hereby irrevocably appoints Lender as such Loan Party’s agent and attorney-in-fact to take any action necessary to preserve and protect the Collateral and Lender’s interests under the Loan Documents or to sign and file any document necessary to perfect Lender’s security interest in the Collateral. Without limiting the foregoing:

(i) Lender shall have the right at any time to take any of the following action, in its own name or in the name of each Loan Party, whether or not an Event of Default is in existence: (a) make written or verbal requests for verification of the validity, amount or any other matter relating to any Collateral from any Person, (b) endorse such Loan Party’s name on checks, instruments or other evidences of payment on Collateral, (c) sign and file, in such Loan Party’s name or in Lender’s name as secured party, any proof of claim or other document in any bankruptcy proceedings of any Account Debtor or obligor on Collateral, (d) access, copy or utilize any information recorded or contained in any computer or data processing equipment or system maintained by such Loan Party in respect of the Collateral and (e) open mail addressed to such Loan Party and take possession of checks or other proceeds of Collateral for application in accordance with this Agreement.

(ii) Lender shall have the right at any time to take any of the following action, in its own name or in the name of each Loan Party, at any time when any Event of Default is in existence: (a) notify any or all Persons which Lender believes may be Account Debtors or obligors on Collateral to make payment directly to Lender, for the account of such Loan Party, (b) redirect the deposit and disposition of collections and proceeds of Collateral; provided that such proceeds shall be applied to the Obligations as provided by this Agreement, (c) settle, adjust, compromise or discharge accounts or extend time of payment upon such terms as Lender may determine, (d) notify post office authorities, in the name of such Loan Party or in the name of Lender, as secured party, to change the address for delivery of such Loan Party’s mail to an address designated by Lender, (e) sign such Loan Party’s name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral, and (f) clear inventory through customs in such Loan Party’s name, in Lender’s name as secured party or in the name of Lender’s designee, and to sign and deliver to customs officials powers of attorney in such Loan Party’s name for such purpose.

The powers granted under this Section are coupled with an interest and are IRREVOCABLE until all Obligations have been paid in full and all commitments of Lender under this Agreement have been terminated. Costs and expenses incurred by Lender in connection with any of such actions by Lender, including attorneys’ fees and out-of-pocket expenses, shall be reimbursed to Lender on demand.

ARTICLE VII - AFFIRMATIVE COVENANTS

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, each Loan Party covenants and agrees as follows:

Section 7.1 Preservation of Existence and Similar Matters. Each Loan Party shall preserve and maintain its existence and legal form, and qualify and remain qualified as a foreign entity qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except to the extent the failure to be so qualified could not reasonably be expected to have a Material Adverse Change.

Section 7.2 Compliance with Applicable Law. Each Loan Party shall comply in all material respects with all Applicable Laws.

Section 7.3 Conduct of Business. Each Loan Party shall engage only in substantially the same businesses conducted by such Loan Party on the date hereof.

Section 7.4 Payment of Taxes and Claims. Each Loan Party shall pay or discharge when due (a) all federal, state, municipal and other material taxes, assessments and governmental charges imposed upon it or its properties and (b) all lawful claims which, if unpaid, might become a Lien on any properties of such Loan Party, except that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the appropriate books of such Loan Party in accordance with GAAP.

Section 7.5 Accounting Methods and Financial Records. Each Loan Party shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied.

Section 7.6 Hazardous Waste and Substances; Environmental Requirements. Each Loan Party shall comply with all occupational health and safety laws and Environmental Laws in all material respects.

Section 7.7 Accuracy of Information. All written information, reports, statements and other papers and data furnished to Lender shall be, at the time the same is so furnished, complete and correct in all material respects.

Section 7.8 Revisions or Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, each Loan Party shall provide promptly to Lender such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct and update such Schedule(s). Notwithstanding the foregoing, the delivery to Lender of a revised or updated schedule shall not constitute a waiver of, or consent to, any Default or Event of Default arising as a result of any erroneous or incorrect information provided in any Schedule previously delivered to Lender.

Section 7.9 ERISA. Each Loan Party shall provide to Lender, as soon as possible and in any event within 30 days after the date that (a) any Termination Event with respect to a Benefit Plan has occurred or will occur, (b) the aggregate present value of the Unfunded Vested Liabilities under all Benefit Plans has increased to an amount in excess of $0, or (c) such Loan Party is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of its complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan, a certificate of the president or the chief financial officer of such Loan Party setting forth the details of such of the events described in clauses (a) through (c) as applicable and the action which is proposed to be taken with respect thereto and, simultaneously with the filing thereof, copies of any notice or filing which may be required by the PBGC or other agency of the United States government with respect to such of the events described in clauses (a) through (c) as applicable.

Section 7.10 Insurance. Each Loan Party shall keep or cause to be kept adequately insured by financially sound and reputable insurers all of its property usually insured by Persons engaged in the same or similar businesses. Without limiting the foregoing, each Loan Party shall insure the Collateral of such Loan Party against loss or damage by fire, theft, burglary, pilferage, loss in transit, business interruption, and such other hazards as usual and customary in such Loan Party’s industry or as Lender may specify in amounts and under policies by insurers acceptable to Lender, and all premiums thereon shall be paid by such Loan Party and copies of the policies delivered to Lender. If any Loan Party fails to do so, Lender may procure such insurance and charge the cost to Borrowers’ account. Each policy of insurance covering the Collateral shall provide that at least 30 days prior written notice of cancellation or notice of lapse must be given to Lender by the insurer (or at least 10 days if the reason for cancellation is for non-payment of premium). All insurance policies required under this Section shall name Lender as an additional named insured and as a lender loss payee, as applicable. Any proceeds of insurance referred to in this Section which are paid to Lender shall be, at the option of Lender in its sole and absolute discretion, either (i) applied to rebuild, restore or replace the damaged or destroyed property, or (ii) applied to the payment or prepayment of the Obligations.

Section 7.11 Payroll Taxes. Each Loan Party shall at all times make all payroll tax deposits (with such deposits being paid to a payroll company, to the applicable taxing authority or to a segregated account) for all of its employees on or before the date when due.

Section 7.12 Notice of Certain Matters. Each Loan Party shall provide to Lender prompt notice of (a) the commencement, to the extent such Loan Party is aware of the same, of all actions and proceedings in any court against any Loan Party or any of the Collateral, (b) any amendment of any of the organizational documents of such Loan Party, including but not limited to certificate of incorporation or bylaws, (c) any change in the business, financial condition, results of operations or business prospects of such Loan Party and any change in the executive officers of such Loan Party, (d) any (i) Default or Event of Default, or (ii) event that would constitute a default or event of default by any Loan Party under any Material Agreement (other than this Agreement) to which such Loan Party is a party, (e) the initiation of any litigation, arbitration, governmental investigation or other action or proceeding, and (f) the occurrence of any event causing any account or inventory identified by any Loan Party to Lender as an Eligible Account of Eligible Inventory to become ineligible for any reason.

Section 7.13 Deposit Accounts; Treasury Management. Each Loan Party shall cause Lender to at all times have control (as defined by Section 9.104 of the UCC) with respect to each deposit account of such Loan Party other than any deposit account solely maintained for paying payroll and related withholding taxes. The Loan Parties shall maintain all of their deposit accounts with Lender.

Section 7.14 Producer Payables. Borrower shall pay all Producer Payables within 10 days after such accounts payable are invoiced.

ARTICLE VIII - FINANCIAL AND COLLATERAL REPORTING

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, each Loan Party covenants and agrees as follows:

Section 8.1 Financial Statements.

(a) Audited Year-End Statements. As soon as available, but in any event within 120 days after the end of each fiscal year of Borrowers, Borrowers shall furnish to Lender copies of the audited consolidated and consolidating balance sheet of Reporting Parties and their Subsidiaries as of the end of such fiscal year and the related audited consolidated and consolidating statements of income, shareholders’ equity and cash flow for such fiscal year, in each case setting forth in comparative form the figures for the previous year of Reporting Parties and their Subsidiaries, along with management’s summary written overview and analysis of the results for such fiscal year, together with an unqualified audit report certified by independent certified public accountants selected by Borrowers and reasonably acceptable to Lender, and a listing of any adjusting entries. In addition, on or before such date, Borrowers shall provide Lender with copies of all management reports received from its certified public accountants.

(b) Monthly Financial Statements. As soon as available, but in any event within 30 days after the end of each month, Borrowers shall furnish to Lender copies of the unaudited consolidated and consolidating balance sheet of Reporting Parties and their Subsidiaries as of the end of such month and the related unaudited consolidated and consolidating income statement and statement of cash flow of Reporting Parties and their Subsidiaries for such month and for the portion of the fiscal year of Reporting Parties through such month, certified by the president, chief financial officer or treasurer of Borrower Agent as presenting fairly the financial condition and results of operations of Reporting Parties and their Subsidiaries as of the date thereof and for the periods ended on such date, subject to normal year-end adjustments.

(c) Projected Financial Statements. Not more than 60 days, and not less than 30 days prior to the end of each fiscal year of Reporting Parties, Borrowers shall furnish to Lender forecasted financial statements, prepared by Reporting Parties consisting of consolidated and consolidating balance sheets, cash flow statements and income statements of Reporting Parties and their Subsidiaries, reflecting projected borrowing hereunder and setting forth the assumptions on which such forecasted financial statements were prepared, covering the one-year period until the next fiscal year end.

All such financial statements shall be complete and correct in all material respects and all such financial statements referred to in clauses (a) and (b) shall be prepared in accordance with GAAP (except, with respect to interim financial statements, for the omission of footnotes) applied consistently throughout the periods reflected therein. Further, all such financial statements shall be in a form acceptable to Lender.

Section 8.2 Compliance Certificate. Together with each delivery of financial statements required by Section 8.1(a) and Section 8.1(b), Borrowers shall furnish to Lender a certificate executed by the president, chief financial officer or treasurer of Borrower Agent (each, a “Compliance Certificate”) in the form of Exhibit B or otherwise in a form acceptable to Lender.

Section 8.3 Collateral Information and Reports.

(a) Schedules of Accounts. Within 15 days after the end of each month, Borrowers shall furnish to Lender a Schedule of Accounts listing all accounts of each Borrower as of the last Business Day of such month setting forth (i) the name of each Account Debtor together with account balances detailed by invoice number, amount (and any applicable rebate or discount), invoice date and terms, (ii) aging of all accounts setting forth accounts 30 days past the invoice date or less, accounts over 30 days past the invoice date but less than 61 days past the invoice date, accounts over 60 days past the invoice date but less than 91 days past the invoice date, accounts over 90 days past the invoice date and less than 121 days past the invoice date and accounts over 120 days past the invoice date, and (iii) a reconciliation of the Schedule of Accounts to the Borrowing Base Certificate as of the most recent month end and such Borrower’s general ledger as of such month end.

(b) Schedules of Accounts Payable. Within 15 days after the end of each month, Borrowers shall furnish to Lender a schedule of accounts payable of each Borrower as of the last Business Day of such month setting forth (i) a detailed aged trial balance of all of such Borrower’s then existing accounts payable, specifying the name of and the balance due to each creditor and (ii) a reconciliation to the schedule of accounts payable to such Borrower’s general ledger as of such month end.

(c) Schedule of Inventory. Within 15 days after the end of each month, Borrowers shall furnish to Lender (i) (A) a Schedule of Inventory, based upon each Borrower’s perpetual inventory, as of the last Business Day of such month, itemizing and describing the kind, type, quantity and location of all inventory of such Borrower and the cost thereof with a summary of inventory by category, (B) a detailed statement of all inventory that is not located on the premises described on Schedule 5.1(p), and (C) an inventory turnover report, in form and substance acceptable to Lender, and (ii) a reconciliation of the Schedule of Inventory to the Borrowing Base Certificate as of the most recent month end and such Borrower’s general ledger as of such month end.

(d) Borrowing Base Certificate. Not less often than monthly (or weekly during a Trigger Period), Borrowers shall furnish to Lender a Borrowing Base Certificate prepared as of the close of business on the last Business Day of such week and executed by the chief financial officer of Borrower Agent, along with supporting documentation, in form and substance satisfactory to Lender (including but not limited to information on sales, credits, collections, adjustments and inventory changes).

(e) Notice Regarding Material Agreements. Promptly, and in any event within five (5) Business Days (i) after any Material Agreement of any Loan Party is terminated or amended in any material respect, (ii) any new Material Agreement is entered into, or (iii) any material default occurs under any Material Agreement, written notice of the same.

(f) Certification. Each of the schedules and certificates delivered to Lender by Borrowers pursuant to this Section 8.3 shall be in a form acceptable to Lender and shall be signed and certified by the president, chief financial officer or treasurer of Borrower Agent to be true, correct and complete as of the date indicated thereon. In the event that any of such schedules or certificates are delivered electronically or without signature, such schedules and/or certificates shall, by virtue of their delivery, be deemed to have been signed and certified by the president of Borrower Agent to be true, correct and complete as of the date indicated thereon.

(g) Other Information. Lender may, in its sole and absolute discretion, from time to time require Loan Parties to deliver the schedules and certificates described in Section 8.3 more or less often and on different schedules than specified in such Section. Each Loan Party shall also furnish to Lender such other additional information as Lender may from time to time request.

ARTICLE IX - NEGATIVE COVENANTS

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, each Loan Party covenants and agrees as follows:

Section 9.1 Financial Covenants.

(a) [Intentionally Omitted.]

(b) [Intentionally Omitted.]

(c) [Intentionally Omitted.]

(d) Minimum Liquidity. Borrower will maintain minimum Liquidity of not less than $10,000,000 at all times.

Section 9.2 Restricted Payments. No Loan Party shall, directly or indirectly, declare or make any Restricted Payment other than Permitted Distributions.

Section 9.3 Debt. No Loan Party shall, directly or indirectly, create, assume, or otherwise become or remain obligated in respect of, or permit or suffer to exist or to be created, assumed or incurred or to be outstanding, any Debt other than Permitted Debt.

Section 9.4 Liens. No Loan Party shall, directly or indirectly, create, assume or permit or suffer to exist or to be created or assumed any Lien on any of the property or assets of such Loan Party, real, personal or mixed, tangible or intangible, other than Permitted Liens.

Section 9.5 Loans. No Loan Party shall make any loans or advances to or for the benefit of any Person (other than Subsidiaries that are Loan Parties), including, without limitation, officer, director, manager, shareholder, member, or partner of any Loan Party except advances for routine expense allowances in the ordinary course of business and consistent with past practice. No Loan Party shall make any payment on any obligation owing to or by any officer, director, manager, shareholder, member, partner or Affiliate of any Loan Party, except for payments of salary in the ordinary course consistent with past practice and Restricted Payments permitted pursuant to Section 9.2.

Section 9.6 Merger, Division, Consolidation, Sale of Assets, Acquisitions. No Loan Party shall, directly or indirectly, (a) merge or consolidate with any other Person or agree or enter into a Division, (b) sell, lease or transfer or otherwise dispose of any assets to any Person (other than sales of inventory in the ordinary course of business), including an effective transfer of assets pursuant to a Division, or (c) enter into a binding commitment for, or consummate, an Acquisition.

Section 9.7 Transactions with Affiliates. No Loan Party shall, directly or indirectly, enter into or consummate any transaction with any Affiliate on a basis less favorable to such Loan Party than would be the case if such transaction had been effected with a Person not an Affiliate, unless expressly permitted by Section 9.2; provided that in no event shall any Loan Party enter into any lease with any Affiliate.

Section 9.8 [Intentionally Omitted].

Section 9.9 Benefit Plans. No Loan Party shall, directly or indirectly, permit, or take any action which would cause, the Unfunded Vested Liabilities under all Benefit Plans of Loan Parties to exceed $0.

Section 9.10 Sales and Leasebacks. No Loan Party shall, directly or indirectly, enter into any Sale and Leaseback Transaction.

Section 9.11 Organizational Documents. No Loan Party shall amend, restate, or modify its articles or certificate of incorporation, organization, formation or limited partnership (or similar charter document), or its bylaws, operating agreement or limited partnership agreement (or similar governing document), in any manner which would be contrary to the terms and conditions of this Agreement or the other Loan Documents or in any manner adverse to Lender.

Section 9.12 Investments. No Loan Party shall, directly or indirectly, make or acquire any Investment, except for Permitted Investments.

Section 9.13 Amendments. No Loan Party shall amend or modify, or permit any amendment or modification to, whether orally, in writing, or otherwise, to any agreement evidencing or relating to Subordinated Debt.

Section 9.14 No Restrictions on Subsidiary Distributions. No Loan Party will permit, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Person to pay dividends or make any other distribution on any of such Person’s Equity Interests owned by such Loan Party.

Section 9.15 Collateral Locations. Except for inventory in transit to a Loan Party in the ordinary course of business, no Loan Party will maintain any Collateral at any location other than those locations listed on Schedule 5.1(p) unless it gives Lender at least 30 days’ prior written notice thereof and delivers or causes to be delivered to Lender all documents that Lender reasonably requests in connection therewith, including without limitation, in the case of any leased location, an access and waiver agreement, signed by the owner of such location, in form and substance satisfactory to Lender.

Section 9.16 Patriot Act. No Loan Party shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to such Loan Party or from otherwise conducting business with such Loan Party or (b) fail to provide documentary and other evidence of such Loan Party’s or its corporate officers’ identities as may be requested by Lender at any time to enable Lender to verify such Loan Party’s identity or to comply with any Applicable Law, including, without limitation, Section 326 of the Patriot Act.

Section 9.17 Sanctions. No Loan Party shall: (a) use any of the Loan proceeds for the purpose of: (i) providing financing to or otherwise making funds directly or indirectly available to any Sanctioned Person; or (ii) providing financing to or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause Lender or such Loan Party, or any entity affiliated with Lender or such Loan Party, to be in breach of any Sanction; or (b) fund any repayment of the Loans with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause Lender or such Loan Party, or any Person affiliated with Lender or such Loan Party, to be in breach of any Sanction. Loan Parties shall notify Lender in writing not more than one Business Day after becoming aware of any breach of this Section.

Section 9.18 Use of Proceeds.

(a) The proceeds of the Loans shall not be used for any purpose other than to pay fees owed to Lender and costs and expenses incurred in connection with the transactions contemplated hereby and for working capital purposes. For the avoidance of doubt, not proceeds of the Loans shall be used to repay term Debt other than the Debt to be Repaid.

(b) No Loan Party shall use any part of proceeds of the Loans to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which would violate Regulation U or Regulation T or X of such Board of Governors or for any other purpose prohibited by law or by the terms and conditions of this Agreement.

ARTICLE X - DEFAULT AND REMEDIES

Section 10.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) the failure or refusal of any Loan Party to make any payment of the Obligations when due;

(b) the failure of any Loan Party to properly observe or perform any obligation, agreement, covenant, or other provision contained in this Agreement or in any other Loan Document;

(c) the occurrence of any default or event of default under any of the other Loan Documents;

(d) any representation or warranty contained herein or in any of the other Loan Documents is false or misleading in any material respect when made or deemed made;

(e) a Loan Party shall at any time (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of such Loan Party or of all or a substantial part of such Loan Party’s assets, (ii) file a voluntary petition in bankruptcy, (iii) admit in writing that such Loan Party is unable to pay its Debts as they become due, (iv) make a general assignment for the benefit of creditors, (v) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency proceeding, or (vi) take corporate, company or partnership action for the purpose of effecting any of the foregoing;

(f) at any time, either (i) an involuntary petition or complaint shall be filed against any Loan Party seeking its bankruptcy or reorganization or appointment of a receiver, custodian, trustee, intervenor or liquidator of such Loan Party, or of all or substantially all of such Loan Party’s assets, which such Loan Party shall acquiesce to or fail to have dismissed within 30 days, or (ii) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of such Loan Party or appointing an intervenor or liquidator of such Loan Party, or of all or substantially all of its assets;

(g) any Loan Party ceases operations or commences liquidation of its assets;

(h) any money judgment in excess of $1,000,000 (net of insurance coverage as to which the insurer has been notified of such judgment and has accepted coverage in writing) is rendered against any Loan Party that is not paid within 30 days, or the failure, within a period of 10 days after the commencement thereof, to have discharged any attachment, sequestration, or similar proceedings against any Loan Party’s assets;

(i) the occurrence of a default or event of default under any other Debt of any Loan Party which Debt exceeds $1,000,000;

(j) a loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $1,000,000;

(k) a Loan Party or any of its senior officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Loan Party’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act, each as amended) that could lead to forfeiture of any material property or any Collateral;

(l) Lender shall cease to have a valid, perfected and first priority Lien on any of the Collateral, except as otherwise expressly permitted herein or consented to in writing by Lender;

(m) any provision of any Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(n) any Loan Party is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs or any Loan Party ceases operations or commences liquidation of its assets;

(o) the occurrence of a Change of Control;

(p) (i) the occurrence of any default with respect to any Subordinated Debt, (ii) the failure of the subordination agreement related to such Subordinated Debt to be in full force and effect, or (iii) any creditor of a Loan Party (other than Lender) subject to a subordination agreement (A) repudiates its or his obligations under, or commit an anticipatory breach of, the terms of such subordination agreement, (B) attempts to terminate such subordination agreement, or (iv) commences any legal proceeding to terminate or hold invalid in any respect such subordination agreement; or

(q) a Material Adverse Change shall occur, as determined by Lender in its sole judgment, or the occurrence of any event which, in Lender’s sole judgment, could have a Material Adverse Change.

Section 10.2 Remedies.

(a) Automatic Acceleration and Termination of Facilities. Upon the occurrence of an Event of Default with respect to any Loan Party under Section 10.1(e) or Section 10.1(f), (i) the principal of and the accrued interest on the Loans at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, shall thereupon become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or any of the Loan Documents to the contrary notwithstanding, and (ii) the commitment of Lender to make Loans hereunder shall immediately terminate.

(b) Other Remedies. Without limiting the terms of Section 10.2(a) above, if any Event of Default shall have occurred and be continuing, Lender, in its sole and absolute discretion, may (i) declare the principal of and accrued interest on the Loans at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Loan Documents to the contrary notwithstanding; (ii) suspend, terminate or limit any commitment of Lender to make any further Loans, advances or other extensions of credit hereunder; (iii) enter upon any premises where Collateral is located; (iv) give notice of sole control or any other instruction under any deposit or securities control agreement and take any action with respect to such Collateral; and (v) exercise any or all rights and remedies available under the Loan Documents, at law and/or in equity including, without limitation, the rights and remedies of a secured party under the UCC (whether or not the UCC is applicable). Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to Loan Parties of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall also constitute reasonable notification.

Section 10.3 Application of Proceeds. All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied to the payment of the Obligations (with Loan Parties remaining liable for any deficiency) in any order which Lender may elect with the balance (if any) paid to Loan Parties or to whomsoever is entitled thereto under Applicable Law.

Section 10.4 Miscellaneous Provisions Concerning Remedies.

(a) Rights Cumulative. The rights and remedies of Lender under the Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. In exercising such rights and remedies, Lender may be selective and no failure or delay by Lender in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b) Waiver of Marshaling. Each Loan Party hereby waives any right to require any marshaling of assets and any similar right.

Section 10.5 Trademark License. All trademarks, patents, copyrights, service marks and licenses owned by any Loan Party and all trademarks, patents, copyrights, service marks and software licensed by any Loan Party, are listed on Schedule 5.1(s). Each Loan Party hereby grants to Lender the nonexclusive right and license to use all of the trademarks, patents, copyrights, service marks and licenses described on Schedule 5.1(s) and any other trademarks, patents, copyrights, service marks and licenses now or hereafter used by such Loan Party, following the occurrence and during the continuance of an Event of Default, for the purposes set forth in Section 10.2 and for the purpose of enabling Lender to realize on the Collateral and to permit any purchaser of any portion of the Collateral through a foreclosure sale or any other exercise of Lender’s rights and remedies under the Loan Documents to use, sell or otherwise dispose of the Collateral bearing any such trademarks, patents, copyrights, service marks and licenses. Such right and license is granted free of charge, without the requirement that any monetary payment whatsoever be made to any Loan Party or any other Person by Lender.

ARTICLE XI - MISCELLANEOUS

Section 11.1 Notices.

(a) Method of Communication. All notices and the communications hereunder and thereunder shall be in writing or by telephone subsequently confirmed in writing. Notices in writing shall be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission and shall be deemed received, in the case of personal delivery, when delivered, in the case of overnight courier service, on the next Business Day after delivery to such service, in the case of mailing, on the third day after mailing (or, if such day is a day on which deliveries of mail are not made, on the next succeeding day on which deliveries of mail are made) and, in the case of facsimile transmission, upon transmittal; provided that in the case of notices to Lender, Lender shall be charged with knowledge of the contents thereof only when such notice is actually received by Lender. A telephonic notice to Lender as understood by Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice. In addition to the foregoing, Lender may, in its sole and absolute discretion, provide notices and other communications hereunder by electronic communications.  Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address of which all the other parties are notified in writing.

If to Loan Parties:	Ittella International, LLC 6305 Alondra Blvd. Paramount, CA 90723 Attn: Salvatore Galletti
If to Lender:

UMB Bank, N.A.
Premier Place, Suite 1900
5910 N. Central Expressway
Dallas, Texas 75206
Attention: Portfolio Manager, URGENT
Facsimile No.: (214) 389-5901

and

UMB Bank, n.a.

333 South Grand Avenue, Suite 2200
Los Angeles, California 90071-1504
Attn: Portfolio Manager, URGENT
Fax No. (213) 625-8147

Section 11.2 Expenses. Within 10 days after presentation of an invoice for such costs and expenses, outlining such items in reasonable detail, Borrowers shall pay or reimburse all costs and expenses incurred by Lender or Letter of Credit Issuer arising out of or in connection with this Agreement and the Loans including, without limitation, (a) the reasonable fees and expenses of counsel in connection with the negotiation, preparation, execution, delivery, amendment, enforcement and termination of this Agreement and each of the other Loan Documents, (b) the out-of-pocket costs and expenses incurred in connection with the administration and interpretation of this Agreement and the other Loan Documents, (c) subject to Section 6.9 and Section 6.11, the costs and expenses of field exams and appraisals, (d) the costs and expenses of lien searches, (e) all stamp, registration, recordation and similar taxes, fees or charges related to the Collateral and charges of filing financing statements and continuations and the costs and expenses of taking other actions to perfect, protect, and continue the security interest of Lender, (f) costs and expenses related to the preparation, execution and delivery of any waiver, amendment, supplement or consent by Lender or Letter of Credit Issuer relating to this Agreement or any of the Loan Documents, (g) sums paid or obligations incurred in connection with the payment of any amount or taking any action required of any Loan Party under the Loan Documents that Loan Parties fail to pay or take, (h) costs of inspections and verifications of the Collateral, including, without limitation, $1,000 per diem per examiner plus out of pocket expenses for travel, lodging, and meals arising in connection with inspections and verifications of the Collateral and any Loan Party’s operations and books and records by Lender’s employees and agents, (i) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining each account of the Loan Parties maintained with Lender or owned by Lender for the benefit of any Loan Party and each Collections Account or Lockbox, (j) the costs of Borrowers’ monthly access to “StuckyNet”, which fee is currently $100.00 per month (k) costs and expenses of preserving and protecting the Collateral, (l) costs and expenses related to consulting with and obtaining opinions and appraisals from one or more Persons, including personal property appraisers, accountants and lawyers, concerning the value of any Collateral for the Obligations or related to the nature, scope or value of any right or remedy of Lender or Letter of Credit Issuer hereunder or under any of the Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the fees and disbursements of such Persons, and (m) costs and expenses paid or incurred to obtain payment of the Obligations, enforce the security interest of Lender or Letter of Credit Issuer, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to prosecute or defend any claim in any way arising out of, related to or connected with, this Agreement or any of the Loan Documents, which expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by Lender or Letter of Credit Issuer. Each Borrower hereby authorizes Lender to debit Borrowers’ loan account by increasing the principal amount of the Loans, or deduct from such Borrower’s accounts maintained with any Affiliate of Lender, the amount of any costs, fees and expenses owed by Borrowers when due. Borrowers’ obligations under this Section shall survive payment in full of the Obligations and the termination of this Agreement.

Section 11.3 Setoff. In addition to any rights now or hereafter granted under Applicable Law, and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default, Lender and any participant with Lender in the Loans are hereby authorized by Loan Parties at any time or from time to time, without notice to any Loan Party or any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, Debt evidenced by certificates of deposit, whether matured or unmatured) and any other Debt at any time held or owing by Lender or any participant to or for the credit or the account of any Loan Party against and on account of the Obligations irrespective of whether or not (a) Lender shall have made any demand under this Agreement or any of the Loan Documents, or (b) Lender shall have declared any or all of the Obligations to be due and payable as permitted by Section 10.2 and although such Obligations shall be contingent or unmatured.

Section 11.4 Venue; Service of Process. EACH LOAN PARTY HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA, AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN LENDER AND SUCH LOAN PARTY BY ANY MEANS ALLOWED UNDER STATE OR FEDERAL LAW. ANY LEGAL PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN LENDER AND SUCH LOAN PARTY MAY BE BROUGHT AND LITIGATED IN ANY ONE OF THE STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA, HAVING JURISDICTION. EACH LOAN PARTY AND LENDER WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE THEREOF IS IMPROPER. NOTHING HEREIN SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY LOAN PARTY AGAINST LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTION WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN LOS ANGELES, CALIFORNIA. Each Loan Party expressly waives personal service of the summons and complaint or other process or papers issued therein and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to such Loan Party at its address referenced in Section 11.1, which service shall be deemed to have been made on the date that receipt is deemed to have occurred for registered or certified mail as provided in Section 11.1.

Section 11.5 Assignment; Participation. All the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights under this Agreement or delegate any of its duties or obligations under this Agreement. Lender may assign to one or more Persons, or sell participations to one or more Persons in, all or a portion of its rights and obligations hereunder and under this Agreement and any promissory notes issued pursuant hereto and, in connection with any such assignment or sale of a participation, may assign its rights and obligations under the Loan Documents. Each Loan Party agrees that Lender may provide any information that Lender may have about such Loan Party or about any matter relating to this Agreement to any of its Affiliates or their successors, or to any one or more purchasers or potential purchasers of any of its rights under this Agreement or any one or more participants or potential participants.

Section 11.6 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by Lender and Loan Parties and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.7 Performance of Loan Parties’ Duties. If any Loan Party shall fail to do any act or thing which it has covenanted to do under this Agreement or any of the Loan Documents, Lender may (but shall not be obligated to) do the same or cause it to be done either in the name of Lender or in the name and on behalf of such Loan Party, and each Loan Party hereby irrevocably authorizes Lender so to act.

Section 11.8 Indemnification. Each Loan Party shall reimburse Lender and its Affiliates and their respective officers, employees, directors, shareholders, agents and legal counsel (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) for all reasonable costs and expenses, including legal fees and expenses, incurred and shall indemnify and hold the Indemnified Parties harmless from and against all losses (including, without limitation, any and all Environmental Liabilities) suffered by any Indemnified Party, in any way relating to (a) any Loans, Loan Documents, or the use thereof or transactions relating thereto, (b) any action by Lender or any Affiliate of Lender taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise by Lender or any Affiliate of Lender of any rights or remedies under or in any way connected to this Agreement, any other Loan Documents or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding, whether or not the applicable Indemnified Party is a party thereto, provided; however, no Loan Party shall be required to indemnify and hold an Indemnified Party harmless for any losses resulting from an Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. EACH LOAN PARTY AND LENDER EXPRESSLY INTEND THAT THE FOREGOING INDEMNITY SHALL COVER, AND THAT EACH LOAN PARTY SHALL INDEMNIFY AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST, COSTS, EXPENSES AND LOSSES SUFFERED AS A RESULT OF THE NEGLIGENCE OF ANY INDEMNIFIED PARTY. Borrowers’ obligations under this Section shall survive payment in full of the Obligations and the termination of this Agreement.

Section 11.9 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to Lender and any Persons designated by Lender pursuant to any provisions of this Agreement or any of the Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or Lender has any obligations to make the Loans hereunder.

Section 11.10 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.11 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND OF ANY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND OF ANY ISSUE RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA NOT INCLUDING CONFLICTS OF LAWS RULES.

Section 11.12 Jury Waiver; California Jury Trial Waiver. EACH LOAN PARTY AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG SUCH LOAN PARTY AND LENDER AND LENDER’S AFFILIATES ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP BETWEEN LENDER AND SUCH LOAN PARTY OR BETWEEN SUCH LOAN PARTY AND ANY AFFILIATE OF LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

(a) EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR THERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(b) IN THE EVENT THAT ANY SUCH ACTION IS COMMENCED OR MAINTAINED IN ANY COURT IN THE STATE OF CALIFORNIA, AND THE WAIVER OF JURY TRIAL SET FORTH IN THE SECTION ABOVE IS NOT ENFORCEABLE, AND EACH PARTY TO SUCH ACTION DOES NOT SUBSEQUENTLY WAIVE IN AN EFFECTIVE MANNER UNDER CALIFORNIA LAW ITS RIGHT TO A TRIAL BY JURY, THE PARTIES HERETO HEREBY ELECT TO PROCEED AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE ITEMS SPECIFIED IN CLAUSE (II) BELOW, ANY CONTROVERSY, DISPUTE OR CLAIM (EACH, A “CONTROVERSY”) BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT WILL BE RESOLVED BY A REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF SECTIONS 638, ET SEQ. OF THE CALIFORNIA CODE OF CIVIL PROCEDURE (“CCP”), OR THEIR SUCCESSOR SECTIONS, WHICH SHALL CONSTITUTE THE EXCLUSIVE REMEDY FOR THE RESOLUTION OF ANY CONTROVERSY, INCLUDING WHETHER THE CONTROVERSY IS SUBJECT TO THE REFERENCE PROCEEDING. EXCEPT AS OTHERWISE PROVIDED ABOVE, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN ANY COURT IN WHICH VENUE IS APPROPRIATE UNDER APPLICABLE LAW (THE “COURT”).

(ii) THE MATTERS THAT SHALL NOT BE SUBJECT TO A REFERENCE ARE THE FOLLOWING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY; (B) EXERCISE OF SELF HELP REMEDIES (INCLUDING SET-OFF); (C) APPOINTMENT OF A RECEIVER; AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) AND (B) OR TO SEEK OR OPPOSE FROM A COURT OF COMPETENT JURISDICTION ANY OF THE ITEMS DESCRIBED IN CLAUSES (C) AND (D). THE EXERCISE OF, OR OPPOSITION TO, ANY OF THOSE ITEMS DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PURSUANT TO THIS AGREEMENT.

(iii) THE REFEREE SHALL BE A RETIRED JUDGE OR JUSTICE SELECTED BY MUTUAL WRITTEN AGREEMENT OF THE PARTIES. IF THE PARTIES DO NOT AGREE WITHIN TEN (10) DAYS OF A WRITTEN REQUEST TO DO SO BY ANY PARTY, THEN, UPON REQUEST OF ANY PARTY, THE REFEREE SHALL BE SELECTED BY THE PRESIDING JUDGE OF THE COURT (OR HIS OR HER REPRESENTATIVE). A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT THAT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AT ANY HEARING CONDUCTED BEFORE THE REFEREE, AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH A REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR THE COURT REPORTER. SUBJECT TO THE REFEREE’S POWER TO AWARD COSTS TO THE PREVAILING PARTY, BORROWERS WILL PAY THE COST OF THE REFEREE AND ALL COURT REPORTERS.

(v) THE REFEREE SHALL BE REQUIRED TO DETERMINE ALL ISSUES IN ACCORDANCE WITH EXISTING APPLICABLE CASE LAW AND STATUTORY LAW. THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE COURT WILL BE APPLICABLE TO THE REFERENCE PROCEEDING. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF, ENTER EQUITABLE ORDERS THAT WILL BE BINDING ON THE PARTIES AND RULE ON ANY MOTION THAT WOULD BE AUTHORIZED IN A COURT PROCEEDING. THE REFEREE SHALL ISSUE A DECISION AT THE CLOSE OF THE REFERENCE PROCEEDING WHICH DISPOSES OF ALL CLAIMS OF THE PARTIES THAT ARE THE SUBJECT OF THE REFERENCE. PURSUANT TO CCP SECTION 644, SUCH DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT OR AN ORDER IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT AND ANY SUCH DECISION WILL BE FINAL, BINDING AND CONCLUSIVE. THE PARTIES RESERVE THE RIGHT TO APPEAL FROM THE FINAL JUDGMENT OR ORDER OR FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE. THE PARTIES RESERVE THE RIGHT TO FINDINGS OF FACT, CONCLUSIONS OF LAWS, A WRITTEN STATEMENT OF DECISION, AND THE RIGHT TO MOVE FOR A NEW TRIAL OR A DIFFERENT JUDGMENT, WHICH NEW TRIAL, IF GRANTED, IS ALSO TO BE A REFERENCE PROCEEDING UNDER THIS PROVISION.

Section 11.13 Counterparts; Integration; Electronic Execution of Assignments. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. A facsimile or digital copy of any signed Loan Document, including this Agreement, shall be deemed to be an original thereof. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.14 Time is of the Essence. Time is of the essence of this Agreement and the other Loan Documents.

Section 11.15 Waiver of Consumer Rights; Advice of Counsel. EACH LOAN PARTY HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ. BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, SUCH LOAN PARTY VOLUNTARILY CONSENTS TO THIS WAIVER. EACH LOAN PARTY EXPRESSLY WARRANTS AND REPRESENTS THAT IT (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LENDER, (B) SUCH LOAN PARTY HAS BEEN ADVISED BY LENDER TO SEEK THE ADVICE OF AN ATTORNEY AND AN ACCOUNTANT IN CONNECTION WITH THIS LOAN, AND (C) SUCH LOAN PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY AND ACCOUNTANT OF SUCH LOAN PARTY’S CHOICE IN CONNECTION WITH THIS LOAN.

Section 11.16 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code, any other debtor relief law of any applicable jurisdiction affecting the rights of creditors generally, or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 11.17 Waiver of Consequential Damages; Etc.. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction, WHICH LIMITATION OF LIABILITY SHALL APPLY REGARDLESS OF WHETHER THE LIABILITY ARISES FROM THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY.

Section 11.18 Protective Advances by Lender. At its option, but without being obligated to do so, Lender may, upon prior notice to any Loan Party, after the occurrence and during the continuance of an Event of Default, (i) pay and discharge past due taxes, assessments and governmental charges, at any time levied on or with respect to any of the Collateral of any Loan Party which such Loan Party has failed to pay and discharge in accordance with the requirements of this Agreement or any of the other Loan Documents, (ii) pay and discharge any claims of other creditors of any Loan Party which are secured by any Lien on any Collateral, other than a Permitted Lien, (iii) pay for the maintenance, repair, restoration and preservation of the Collateral to the extent any Loan Party fails to comply with its obligations in regard thereto under this Agreement and the other Loan Documents or Lender reasonably believes, in its sole discretion, payment of the same is necessary or appropriate to avoid a material loss or material diminution in value of the Collateral, (iv) obtain and pay the premiums on insurance for the Collateral which any Loan Party fails to maintain in accordance with the requirements of this Agreement and the other Loan Documents, and/or (v) pay the costs and expense desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by Loan Parties of the Obligations or to pay or to pay any other amount chargeable to the Loan Parties pursuant to the terms of this Agreement and the other Loan Documents (any such advance made pursuant to this Section, a “Protective Advance”).  Protective Advances are repayable on demand and shall be secured by the Collateral and bear interest at a rate per annum equal to the rate then applicable to Revolving Loans.

Section 11.19 Subordination of Intercompany Indebtedness. Each holder of Intercompany Indebtedness (each a “Holder”) and each issuer of Intercompany Indebtedness (each a “Maker”) agrees with Lender as follows:

(a) Subordination. The payment of principal, interest, fees and other amounts with respect to Intercompany Indebtedness is expressly subordinated to the Obligations.

(b) Payments. If an Event of Default has occurred and is continuing and Lender has commenced enforcing its remedies with respect to the Collateral, no Maker may make, and no Holder may take, demand, receive or accept, any payment with respect to Intercompany Indebtedness.

(c) Payments Held in Trust. In the event any payment of principal or interest or distribution of property of any Maker on or in respect of Intercompany Indebtedness shall be received by any Holder in violation of this Section, such payment or distribution shall be held in trust for Lender, and such Holder will forthwith turn over any such payments in the form received, properly endorsed or assigned, to Lender.

(d) Enforcement. No Holder shall be entitled to demand payment of or accelerate any Intercompany Indebtedness or to exercise any remedies or take any actions against any Maker to enforce any of such Holder’s rights with respect to Intercompany Indebtedness.

(e) Collateral. No Holder will ask, demand, accept, or receive any collateral security from any Loan Party for the payment of Intercompany Indebtedness, and any collateral security for the payment of Intercompany Indebtedness that any Holder may now or hereafter have on any property of any Loan Party is expressly subordinated to the Liens of Lender.

(f) Attorney in Fact. Each Holder irrevocably authorizes and directs Lender and any trustee in bankruptcy, receiver, custodian or assignee for the benefit of creditors of any Maker, whether in voluntary or involuntary liquidation, dissolution or reorganization, in its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided for in this Section and irrevocably appoints, which appointment is coupled with an interest, upon the occurrence and during the continuation of any Event of Default, Lender, or any such trustee, receiver, custodian or assignee, its attorneys in fact for such purpose with full powers of substitution and revocation.

(g) Proof and Vote of Claims. Each Holder irrevocably appoints, which appointment is irrevocable and coupled with an interest, Lender as such Holder’s true and lawful attorney, with full power of substitution, in the name of such Holder, Lender, for the sole use and benefit of Lender, to the extent permitted by Applicable Law, to prove and vote all claims relating to Intercompany Indebtedness, and to receive and collect all distributions and payments to which such Holder would be otherwise entitled on any liquidation of any Maker or any of its property or in any proceeding affecting any Maker or its property under the Bankruptcy Code.

(h) No Interference. Each Holder agrees (i) not to take any action as the holder of Intercompany Indebtedness that will impede, interfere with or restrict or restrain the exercise by Lender of its rights and remedies under the Loan Documents and (ii) upon the commencement of any proceeding under the Bankruptcy Code or other insolvency proceeding, to take such actions as the holder of Intercompany Indebtedness as may be reasonably necessary or appropriate to effectuate the subordination provided hereby. In furtherance thereof, each Holder, in its capacity as a holder of Intercompany Indebtedness, agrees not to oppose any motion filed or supported by Lender for relief from stay or for adequate protection in respect of the Obligations and not to oppose any motions supported by Lender for any Loan Party’s use of cash collateral or post-petition borrowing from Lender.

Section 11.20 Patriot Act Notice. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for each Loan Party: When a Loan Party opens an account, if such Loan Party is an individual, Lender will ask for such Loan Party’s name, residential address, date of birth, and other information that will allow Lender to identify such Loan Party, and if such Loan Party is not an individual, Lender will ask for such Loan Party’s name, employer identification number, business address, and other information that will allow Lender to identify such Loan Party. Lender may also ask, if a Loan Party is an individual, to see such Loan Party’s driver’s license or other identifying documents, and if such Loan Party is not an individual, to see such Loan Party’s legal organizational documents or other identifying documents.

Section 11.21 Press Releases and Related Matters. Each Loan Party consents to the publication by Lender of customary advertising material relating to the transactions contemplated by this Agreement and the other Loan Documents, including on the website of Lender or its Affiliates, using such Loan Party’s name, product photographs, logo or trademark, subject to Lender’s prior notice to such Loan Party of such advertising material.

ARTICLE XII - MULTIPLE BORROWERS; BORROWER AGENT

At any time that more than one Person is identified as a Borrower hereunder:

Section 12.1 Borrower Agent.

(a) Appointment. SW is hereby appointed by each of the other Borrowers as each such other Borrower’s contractual representative (herein referred to as “Borrower Agent”) under this Agreement and the other Loan Documents, and each of such other Borrowers irrevocably authorizes Borrower Agent to act as the contractual representative of such Borrower as provided by this Agreement and the other Loan Documents. Borrower Agent agrees to act as such contractual representative as provided herein. Lender, and its respective officers, directors, agents or employees, shall not be liable to Borrower Agent or any Borrower for any action taken or omitted to be taken by Borrower Agent or Borrowers pursuant to this Agreement.

(b) Notices. Any notice required by Lender to Borrowers or any Borrower pursuant to this Agreement or the other Loan Documents may be directed to and in the name of Borrower Agent. Any notice provided to Borrower Agent hereunder shall constitute notice to each Borrower. Any notice required by a Borrower to Lender pursuant to this Agreement or the other Loan Documents may be sent by and on behalf of such Borrower by Borrower Agent. Any such notice provided by Borrower Agent shall constitute notice by each such Borrower.

(c) Loan Documents. Each Borrower hereby empowers and authorizes Borrower Agent, on behalf of such Borrower, to execute and deliver to Lender all Borrowing Base Certificates and Compliance Certificates. Each Borrower agrees that any action taken by Borrower Agent or Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by Borrower Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Borrowers with the same effect as if taken by such Borrower.

Section 12.2 Nature and Extent of Liability.

(a) Each Borrower agrees that it is jointly and severally liable for, and absolutely, irrevocably and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until all Obligations arising under the Loan Documents are paid in full and Lender’s commitment to lend hereunder terminates, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Loan Party is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Loan Party; (e) any election by Lender in an insolvency proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Lender against any Loan Party for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except payment in full of the Obligations. Each Borrower acknowledges and agrees that its Collateral secures and cross-collateralizes each Loan made hereunder. Each Borrower further acknowledged and agrees to the matters set forth on Exhibit C.

(b) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than full payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of any Obligations as long as it is a Borrower. It is agreed among each Borrower and Lender that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make Loans. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(c) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(d) If any Borrower makes a payment under this Section of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(e) Nothing contained in this Section shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time in its sole and absolute discretion, to condition Loans upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans to such Borrower.

(f) Each Borrower has requested that Lender make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Lender’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

(g) Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the full payment of all Obligations.

Section 12.3 One Obligation. The Loans and other Obligations constitute one general obligation of Borrowers and are secured by Lender’s Lien on all Collateral; provided, however, that Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

ARTICLE XIII - Guaranty

Section 13.1 The Guaranty.

(a) Each Guarantor hereby jointly and severally guarantees to Lender as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise) strictly in accordance with the terms thereof (the undertaking by each Guarantor under this Article XIII being, as amended from time to time, the “Facility Guaranty”). Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise), Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, or otherwise) in accordance with the terms of such extension or renewal (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, the fees and expenses of counsel) incurred by Lender in enforcing any rights under this Facility Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party or other guarantor to Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of any insolvency proceeding involving such other Loan Party or other guarantor.

(b) Each Guarantor and Lender, hereby confirms that it is the intention of such Persons that this Facility Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Voidable Transactions Act, or any similar law to the extent applicable to this Facility Guaranty and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, each Guarantor and Lender hereby irrevocably agree that such Guaranteed Obligations and other liabilities shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of each Guarantor that are relevant under the laws referred to in the first sentence hereof, and after giving effect to any collections from, any rights to receive contributions from, or payments made by or on behalf of, any other Loan Party or other guarantor in respect of the Obligations under any Loan Document, result in the Guaranteed Obligations and all other liabilities of each Guarantor under this Facility Guaranty not constituting a fraudulent transfer or conveyance.

Section 13.2 Obligations Unconditional. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Applicable Law now or hereafter in effect affecting any of such terms or the rights of Lender with respect thereto. The obligations of each Guarantor under or in respect of this Facility Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party or other guarantor under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Facility Guaranty, irrespective of whether any action is brought against any Borrower or any other Loan Party or other guarantor or whether any Borrower or any other Loan Party or other guarantor is joined in any such action or actions. The liability of each Guarantor under this Facility Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, including any increase in the amount of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party or other guarantor under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or other guarantor or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party or other guarantor under the Loan Documents or any other assets of any Loan Party or other guarantor; the failure of Lender, or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such Collateral, property or security;

(e) the fact that any Collateral, security, or Lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by each Guarantor that such Guarantor is not entering into this Facility Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any such Collateral;

(f) any change, restructuring or termination of the entity structure or existence of any Loan Party or any of its Subsidiaries;

(g) any failure of Lender to disclose to any Loan Party or other guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or other guarantor now or hereafter known to Lender (each Guarantor waiving any duty on the part of Lender to disclose such information);

(h) the failure of any other Person to execute or deliver any Loan Document or any supplement thereto or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor with respect to the Guaranteed Obligations; or

(i) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or other guarantor, other than payment in full of the Guaranteed Obligations.

Section 13.3 Reinstatement. The obligations of each Guarantor under this Facility Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations or Guaranteed Obligations is rescinded or must be otherwise restored by Lender, whether as a result of the any insolvency proceeding under the Bankruptcy Code or otherwise, and each Guarantor agrees that it will indemnify Lender on demand for all reasonable costs and expenses (including the fees and expenses of counsel) incurred by Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under the Bankruptcy Code or any similar laws.

Section 13.4 Guarantied Obligations Due. Each Guarantor hereby further agrees that, as between each Guarantor on the one hand, and Lender, on the other hand, (i) the Guaranteed Obligations of each Guarantor may be declared to be forthwith due and payable as provided in Section 10.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10.2 for purposes of Section 13.1, notwithstanding any stay, injunction or other prohibition preventing such declaration in respect of the Obligations of any of the Loan Parties guaranteed hereunder (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person) and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations (or such Guaranteed Obligations being deemed to have become automatically due and payable) as provided in Section 10.2, such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Guarantor for all purposes of this Facility Guaranty.

Section 13.5 Waivers. Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Facility Guaranty and any requirement that Lender protect, secure, perfect or insure any Lien on any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral. In addition, and without limiting the foregoing:

(a) Waiver of Right of Revocation. Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Facility Guaranty and acknowledges that this Facility Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(b) Waiver of Defenses. Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of each Guarantor or other rights of each Guarantor to proceed against any other Loan Party or other guarantor, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations of each Guarantor hereunder. Each Guarantor further agrees that this Agreement shall not be discharged, impaired or affected by any defense that such Guarantor may or might have as to such Guarantor’s respective undertakings, liabilities and obligations hereunder, each and every such defense being hereby waived by each of the undersigned Guarantors.

(c) Foreclosure. Each Guarantor acknowledges that Lender may, without notice to or demand upon each Guarantor and without affecting the liability of each Guarantor under this Facility Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by Lender against each Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(d) Waiver of Duty to Disclose. Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of Lender to disclose to each Guarantor any matter, fact or thing relating to the business, financial condition, operations, or performance of any other Loan Party or any of its Subsidiaries now or hereafter known by Lender.

(e) Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation or contribution pursuant to Section 13.7. Each Guarantor further acknowledged and agrees to the matters set forth on Exhibit C.

Section 13.6 Acknowledgment of Benefits. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 13.2 and this Section 13.5 are knowingly made in contemplation of such benefits.

Section 13.7 Rights of Contribution and Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Loan Party or other guarantor that arise from the existence, payment, performance or enforcement of each Guarantor’s Guaranteed Obligations under or in respect of this Facility Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Lender against any Borrower, any other Loan Party or other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other Loan Party or other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Facility Guaranty shall have been paid in full in cash and all commitments to extend financing under this Agreement shall have expired or been terminated. If any amount shall be paid to each Guarantor in violation of the immediately preceding sentence at any time prior to such time, such amount shall be received and held in trust for the benefit of Lender, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to Lender in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Facility Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Facility Guaranty thereafter arising.

Section 13.8 Guarantee of Payment; Continuing Guarantee; Assignments. This Facility Guaranty is a guaranty of payment and not of collection, is a continuing guarantee, and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by Lender and its successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion any Loans or commitment to extend financial accommodations hereunder) to any other Person who is an assignee under the Loan Documents, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lender herein or otherwise. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BORROWERS:

ITTELLA INTERNATIONAL, LLC,
a California limited liability company

By:	/s/ Stephanie Dieckmann
Name:	Stephanie Dieckmann
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

(Signature Page to Loan and Security Agreement)

LENDER:

UMB BANK, N.A.

By :	/s/ Xavier Gannon
Name:	Xavier Gannon
Title:	Senior Vice President of Client Manager

(Signature Page to Loan and Security Agreement)

EXHIBIT A

BORROWING BASE CERTIFICATE

[See attached.]

(Exhibit A to Loan and Security Agreement)

EXHIBIT B

COMPLIANCE CERTIFICATE

Dated: ______________, 20____ (the “Measurement Date”)

TO:	UMB Bank, N.A. Premier Place, Suite 1900 5910 N. Central Expressway Dallas, Texas 75206

The undersigned hereby certifies to you that on the Measurement Date, pursuant to Section 8.2 of the Loan and Security Agreement dated as of June 30, 2022 (as the same has been or may be amended, restated, extended, supplemented, or otherwise modified from time to time, the “Loan Agreement”), among UMB BANK, N.A. (“Lender”), and ITTELLA INTERNATIONAL, LLC, a California limited liability company (individually and collectively, “Borrower”), the following are true, complete and correct:

1. Financial Covenants:

	Required	Actual	Compliant (Y/N)
Minimum Liquidity (Trigger Period)	≥ $20,000,000
Minimum Liquidity (Event of Default)	≥ $10,000,000

The foregoing actual figures have been determined in accordance with the definitions set forth under the Loan Agreement. The calculations for arriving at such actual figures are attached to this Compliance Certificate.

2. As of the Measurement Date and except as set forth below: (i) all of the representations and warranties of Borrower contained in the Loan Agreement and the other Loan Documents are correct and complete in all material respects, except for those that speak as of a particular date and except as set forth in reasonable detail below; (ii) Borrower are in compliance in all material respects with all of its respective covenants and agreements in the Loan Agreement and the other Loan Documents; and (iii) no Default or Event of Default exists or existed during the period covered by the financial statements delivered in connection herewith.

3. If applicable, the corrective action taken or proposed to be taken to prevent or cure such Default or Event of Default, or with respect to such representation or warranty which is not materially correct or complete, or with respect to such covenant which has not been materially complied with, as applicable, is as follows:

(Exhibit B to Loan and Security Agreement)

4. The financial statements submitted as of this date have been prepared in accordance with GAAP, other than the absence of footnotes and the absence of normal year-end adjustments, and fairly present, in all material respects, the financial condition and results of operations of Borrower as of the dates and for the periods indicated therein. All reports submitted as of this date are true, complete and correct in all material respects.

5. Borrower is current on all payments to warehouse operators, bailees and landlords, or if any payments are past due, the amount of such past due payments are described below:

Any and all initially capitalized terms set forth in this certificate without definition shall have the respective meanings ascribed thereto in the Loan Agreement.

ITTELLA INTERNATIONAL, LLC,
a California limited liability company

By:
Name:
Title:

(Exhibit B to Loan and Security Agreement)

EXHIBIT C

SURETYSHIP PROVISIONS AND WAIVERS

1. Waivers and Consents. Each Loan Party acknowledges that the liens created or granted herein will or may secure obligations of Persons other than such Loan Party and, in full recognition of that fact, each Loan Party consents and agrees that Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or security hereof:

(a) with the consent of any other Loan Party, supplement, modify, amend, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon, in each case in accordance with the applicable Loan Documents;

(b) with the consent of any other Loan Party, supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;

(c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof;

(d) accept partial payments on the Obligations;

(e) receive and hold additional security or guaranties for the Obligations or any part thereof;

(f) release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer and enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Lender in its sole and absolute discretion may determine;

(g) release any guarantor or any other Person from any personal liability with respect to the Obligations or any part thereof;

(h) settle, release on terms satisfactory to Lender or by operation of applicable laws or otherwise liquidate or enforce any Obligations and any security or guaranty therefor in any manner, consent to the transfer of any security and bid and purchase at any sale; and

(i) consent to the merger, change or any other restructuring or termination of the corporate existence of any Loan Party, and correspondingly restructure the Obligations, and any such merger, change, restructuring or termination shall not affect the liability of such Loan Party or the continuing existence of any lien hereunder, under any other Loan Document to which such Loan Party is a party or the enforceability hereof or thereof with respect to all or any part of the Obligations.

(Exhibit C to Loan and Security Agreement)

Upon the occurrence of and during the continuance of any Event of Default, Lender may enforce this Agreement independently of any other remedy or security Lender at any time may have or hold in connection with the Obligations, and it shall not be necessary for Lender to marshal assets in favor of any Loan Party or any other Person or to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce this Agreement. Each Loan Party expressly waives, upon the occurrence of and during the continuance of any Event of Default, any right to require Lender to marshal assets in favor of such Loan Party or any other Person or to proceed against any other Person or any collateral provided by any other Person, and agrees that Lender may proceed against any Person and/or collateral in such order as it shall determine in its sole and absolute discretion. Lender may file a separate action or actions against each Loan Party, whether action is brought or prosecuted with respect to any other security or any other Person, or whether any other Person is joined in any such action or actions. Each Loan Party agrees that Lender and the other Loan Party and any other Person may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Agreement. Lender’s rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be required to be restored or returned by Lender upon the bankruptcy, insolvency or reorganization of any Loan Party or any other Person or otherwise, all as though such amount had not been paid. The liens created or granted herein and the enforceability of this Agreement at all times shall remain effective to secure the full amount of all the Obligations including, without limitation, the amount of all loans and interest thereon at the rates provided for in this Agreement and the note(s) thereunder, even though the Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Loan Party or any other Person and whether or not any Loan Party or any other Person shall have any personal liability with respect thereto. Each Loan Party expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Loan Party or any other Person with respect to the Obligations, (b) the unenforceability or invalidity of any other security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any other security for the Obligations, (c) the cessation for any cause whatsoever of the liability of any other Loan Party or any other Person (other than by reason of the full payment and performance of all Obligations), (d) any failure of Lender to marshal assets in favor of any Loan Party or any other Person, (e) except as otherwise provided in this Agreement, any failure of Lender to give notice of sale or other disposition of collateral to any Loan Party or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (f) except as otherwise provided in this Agreement, any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any Collateral of any other Loan Party or other security of any other Loan Party for any Obligation, including, without limitation, any failure of Lender to conduct a commercially reasonable sale or other disposition of any Collateral of any other Loan Party or other security of any other Loan Party for any Obligation, (g) any act or omission of Lender or others that directly or indirectly results in or aids the discharge or release of any other Loan Party or any other Person or the Obligations or any other security or guaranty therefor by operation of law or otherwise, other than through the gross negligence or willful misconduct of Lender, (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (i) any failure of Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Lender, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code, (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any lien in favor of Lender for any reason (other than the avoidance of the lien granted pursuant to this Agreement), (o) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the Obligations (or any interest thereon) in or as a result of any such proceeding, or (p) to the extent permitted, the benefits of any form of one-action rule. Except as provided herein, each Loan Party expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurring of new or additional Obligations, except for those arising from or relating to the gross negligence or willful misconduct of Lender.

(Exhibit C to Loan and Security Agreement)

2. Condition of Other Loan Parties. Each Loan Party represents and warrants to Lender that such Loan Party has established adequate means of obtaining from the other Loan Parties, on a continuing basis, financial and other information pertaining to the business, operations and condition (financial and otherwise) of the other Loan Parties and their assets, and each Loan Party now is and hereafter will be completely familiar with the business, operations and condition (financial and otherwise) of the other Loan Parties and their assets. Each Loan Party hereby expressly waives and relinquishes any duty on the part of Lender to disclose to such Loan Party any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of the other Loan Parties and their assets, whether now known or hereafter known by Lender during the life of this Agreement. With respect to any of the Obligations, Lender need not inquire into the powers of any Loan Party, or the officers or employees acting or purporting to act on its behalf, and all Obligations made or created in good faith reliance upon the professed exercise of such powers shall be secured hereby.

3. Waiver of Rights of Subrogation. Until no part of any commitment of Lender to lend to Loan Partys remains outstanding and all of the Obligations have been paid and performed in full, notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which each Loan Party is a party, each Loan Party hereby waives with respect to the other Loan Parties, their successors and assigns (including any surety) and any other Person any and all rights at law or in equity, to subrogation, to reimbursement, to exoneration, to indemnity, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker and which any Loan Party may have or hereafter acquire against any other Loan Party in connection with or as a result of such Loan Party’s execution, delivery and/or performance of this Agreement or any other Loan Document to which each Loan Party is a party. Until no part of any commitment of Lender to lend to Borrowers remains outstanding and all of the Obligations have been paid and performed in full, each Loan Party agrees that it shall not have or assert any such rights against any other Loan Party or its successors and assigns or any other Person (including any surety) which is directly or indirectly a creditor of any other Loan Party or any surety for any other Loan Party, either directly or as an attempted setoff to any action commenced against any Loan Party by any other Loan Party (as a borrower or in any other capacity) or any other Person. Each Loan Party hereby acknowledges and agrees that this waiver is intended to benefit Lender and shall not limit or otherwise affect each Loan Party’s liability hereunder, under any other Loan Document to which any Loan Party is a party, or the enforceability hereof or thereof. Until no part of any commitment of Lender to lend to Borrowers remains outstanding and all of the Obligations have been paid and performed in full, each Loan Party expressly waives any right to enforce any remedy that Lender now has or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any other security now or hereafter held by Lender.

(Exhibit C to Loan and Security Agreement)

4. Liens on Real Property. In the event that all or any part of the Obligations at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Loan Party authorizes Lender, upon the occurrence of and during the continuance of any Event of Default, at their sole option, without notice or demand and without affecting any obligations of any Loan Party hereunder and under the other Loan Documents, the enforceability of this Agreement, or the validity or enforceability of any liens of Lender on any collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale. Each Loan Party expressly waives all rights defenses that each Loan Party may have if the Obligations become secured by real property. This means, among other things, that Lender may collect from any Loan Party without first foreclosing on any real or personal property pledged by any Loan Party, and that if Lender forecloses on any real property collateral pledged by any Loan Party, the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if that collateral is worth more than the sale price, and that Lender may collect from any Loan Party even if Lender, by foreclosing on the real property collateral, has destroyed any right any Loan Party may have to collect from any other Loan Party. This is an unconditional and irrevocable waiver of any rights and defenses each Loan Party may have if the Obligations become secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon California Code of Civil Procedure §§ 580a, 580b, 580d or 726, or comparable provisions of the laws of any other jurisdiction, and all other suretyship defenses each Loan Party otherwise might or would have under California law or other applicable law. Further, each of the Loan Parties waive all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as nonjudicial foreclosure with respect to security for the Obligations, has destroyed any Loan Party’s rights of subrogation and reimbursement against any other Loan Party by the operation of California Code of Civil Procedure § 580d or otherwise. Each Loan Party expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property or interest therein subject to any such deeds of trust or mortgages or other instruments and each Loan Party’s failure to receive any such notice shall not impair or affect each Loan Party’s obligations hereunder and under the other Loan Documents or the enforceability of this Agreement or any liens created or granted hereby.

5. Waiver of Discharge. Without limiting the generality of the foregoing, each Loan Party hereby waives discharge by waiving all defenses based on suretyship or impairment of collateral.

6. Understandings with Respect to Waivers and Consents. Each Loan Party warrants and agrees that each of the waivers and consents set forth herein is made after consultation with legal counsel and with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which any Loan Party otherwise may have against any other Loan Party, Lender or others, or against collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or law. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

(Exhibit C to Loan and Security Agreement)

SCHEDULE 1.1

TORT CLAIMS

(Schedule 1.1 to Loan and Security Agreement)

SCHEDULE 5.1(a)

ORGANIZATION; POWER; QUALIFICATION

(Schedule 5.1(a) to Loan and Security Agreement)

SCHEDULE 5.1(c)

SUBSIDIARIES, PARENTS AND AFFILIATES; CAPITALIZATION

(Schedule 5.1(c) to Loan and Security Agreement)

SCHEDULE 5.1(i)

DEBT AND GUARANTEES

(Schedule 5.1(i) to Loan and Security Agreement)

SCHEDULE 5.1(j)

LITIGATION

(Schedule 5.1(j) to Loan and Security Agreement)

SCHEDULE 5.1(m)

ERISA

(Schedule 5.1(m) to Loan and Security Agreement)

SCHEDULE 5.1(p)

LOCATIONS OF INVENTORY AND EQUIPMENT

(Schedule 5.1(p) to Loan and Security Agreement)

SCHEDULE 5.1(q)

PLACE OF BUSINESS

(Schedule 5.1(q) to Loan and Security Agreement)

SCHEDULE 5.1(r)

CORPORATE AND FICTITIOUS NAMES; TRADE NAMES

(Schedule 5.1(r) to Loan and Security Agreement)

SCHEDULE 5.1(s)

INTELLECTUAL PROPERTY

(Schedule 5.1(s) to Loan and Security Agreement)

SCHEDULE 5.1(w)

DEPOSIT ACCOUNTS

(Schedule 5.1(w) to Loan and Security Agreement)

SCHEDULE 5.1(y)

MATERIAL AGREEMENTS

(Schedule 5.1(y) to Loan and Security Agreement)

SCHEDULE 9.3

PERMITTED INDEBTEDNESS

(Schedule 9.3 to Loan and Security Agreement)

SCHEDULE 9.4

PERMITTED LIENS

(Schedule 9.4 to Loan and Security Agreement)